SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. _______)
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐          Preliminary Proxy Statement
☐          Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒          Definitive Proxy Statement
☐          Definitive Additional Materials
☐          Soliciting Material Pursuant to § 240.14a-12
HORIZON BANCORP, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒          No fee required.
☐          Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)	Title of each class of securities to which transaction applies:
2)	Aggregate number of securities to which transaction applies:
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
4)	Proposed maximum aggregate value of transaction:
5)	Total fee paid:
☐          Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:
2)	Form, Schedule or Registration Statement No.:
3)	Filing Party:
4)	Date Filed:

March 15, 2019

Dear Shareholder:
You are cordially invited to attend the 2019 Annual Meeting of Shareholders of Horizon Bancorp, Inc. to be held at the Orak Shrine Center, 3848 Frontage Road, Michigan City, Indiana on Thursday, May 2, 2019, at 10:00 a.m. local time (registration will begin at 9:30 a.m.). To ensure that a quorum will be represented at the meeting, we encourage you to vote promptly using one of the methods described in the Proxy Statement. Voting early will not limit your right to attend the meeting and vote in person.
As in recent years, we are utilizing the Securities and Exchange Commission rules that allow us to furnish proxy materials to our shareholders by posting the materials on the Internet. This Internet posting allows us to provide our shareholders with the information they need, while lowering the cost of delivery and reducing the environmental impact of our Annual Meeting. Our proxy materials are posted at http://www.investorvote.com/hbnc. On March 15, 2019, we will mail a notice to our shareholders containing instructions on how to access our proxy materials online and on how to vote.
The Notice of Annual Meeting and the Proxy Statement cover the business to come before the meeting, which will be:
(i)	election of directors;
(ii)	an advisory (non-binding) vote to approve executive compensation; and,
(iii)	ratification of the independent auditors.
We urge you to read these materials carefully.
The Annual Report for the year ending December 31, 2018 is posted on the Internet, and if you request printed versions of the proxy materials, a copy of the Annual Report will be enclosed with the Notice of Annual Meeting and Proxy Statement.
I look forward to meeting our shareholders, and welcome the opportunity to discuss the business of your company with you.

Craig M. Dwight
Chair of the Board and Chief Executive Officer

HORIZON BANCORP, INC.
515 Franklin Street
Michigan City, Indiana 46360
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on May 2, 2019
To Our Shareholders:
The Annual Meeting of Shareholders of Horizon Bancorp, Inc. (“Horizon”) will be held on Thursday, May 2, 2019, 10:00 a.m. local time (registration will begin at 9:30 a.m.), at the Orak Shrine Center, 3848 Frontage Road, Michigan City, Indiana.
The Annual Meeting will be held for the following purposes:
1.	Election of Directors: To elect three directors to serve three-year terms expiring in 2022.
2.	Advisory Vote to Approve Executive Compensation: To vote on a non-binding, advisory proposal to approve the compensation of Horizon’s executive officers described in this Proxy Statement.
3	Ratification of Independent Auditors: To ratify the appointment of BKD, LLP, as independent auditors for 2019.
4.	Other Business: To transact such other business as may properly come before the meeting or any adjournment of the meeting.
You can vote at the meeting or any adjournment of the meeting if you are a shareholder of record at the close of business on March 1, 2019.
We urge you to read the Proxy Statement carefully so that you may be informed about the business to come before the meeting or any adjournment.
This Notice of Annual Meeting and Proxy Statement are posted on the Internet at http://www.investorvote.com/hbnc under “Proxy Information.” A copy of our Annual Report for the fiscal year ended December 31, 2018, also is posted on the Internet at http://www.sec.gov, and, if you request printed versions of the proxy materials, the Annual Report will be enclosed with this Notice of Annual Meeting and Proxy Statement.
By Order of the Board of Directors
Todd A. Etzler, Secretary
Michigan City, Indiana
March 15, 2019

As shareholders of Horizon, your vote is important. Whether or not you plan to be present in person at the Annual Meeting, it is important that your shares are represented.
Please vote as soon as possible.

HORIZON BANCORP, INC.
PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
May 2, 2019
General Information
Information About Proxy Materials
Why am I receiving these proxy materials?
The Board of Directors of Horizon Bancorp, Inc., an Indiana corporation (“Horizon”), is soliciting proxies to be voted at the Annual Meeting of Shareholders to be held on Thursday, May 2, 2019, at 10:00 a.m. local time. The meeting will be held at the Orak Shrine Center, 3848 Frontage Road, Michigan City, Indiana. Our Board of Directors has made these materials available to you on the Internet, or, upon your request, has delivered printed versions of these materials to you by mail. We plan to mail our Notice of Internet Availability of Proxy Materials to our shareholders on March 15, 2019.
What is included in these materials?
These materials include:
•	Our Proxy Statement for the Annual Meeting; and
•	Our 2018 Annual Report, which includes our audited consolidated financial statements.
If you requested a paper copy of these materials by mail, a proxy card also was included.
Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we sent our shareholders a Notice of Internet Availability of Proxy Materials (“Notice”). All shareholders receiving the Notice have the ability to access the proxy materials over the Internet and to request a paper copy of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice. In addition, the Notice contains instructions on how shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.
How can I get electronic access to the proxy materials?
The Notice provides you with instructions regarding how to view our proxy materials for the Annual Meeting on the Internet.
You also may choose to receive your future proxy materials by email by following the instructions in the Notice that was sent to you. Receiving materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual shareholders’ meetings on the environment. If you elect to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Items of Business
What will the shareholders vote on at the Annual Meeting?
Shareholders will vote on the following three proposals:
•	The election of three directors to serve three-year terms;
•	An advisory proposal on the compensation of Horizon’s executive officers described in this Proxy Statement; and,
•	The ratification of the appointment of BKD, LLP, as independent auditors for 2019.
Will there be any other items of business on which to vote?
Management is not aware of any other matters to be presented at the meeting other than those mentioned above and has not received notice from any shareholders requesting that other matters be considered.
Voting Information
Who can vote at the Annual Meeting?
Shareholders of record of Horizon common shares as of the close of business on March 1, 2019, the record date, may vote at the Annual Meeting. On the record date, 38,391,369 Horizon common shares were outstanding. Each common share is entitled to one vote on each matter to be voted on at the Annual Meeting.
How do I vote my shares?
There are three ways to vote by proxy prior to the Annual Meeting:
•	By Telephone:	Shareholders located in the United States can vote by telephone by calling 1-800-652-VOTE (8683) and following the instructions in the Notice;
•	By Internet:	You can vote over the Internet at www.investorvote.com/hbnc by following the instructions in the Notice; or
•	By Mail:	You can vote by signing, dating, and mailing the proxy card sent to you by mail.
We encourage you to vote over the Internet, by telephone, or by mailing the proxy card even if you plan to attend the meeting.
All proxies properly submitted in time to be counted at the Annual Meeting will be voted in accordance with the instructions contained in the proxy. If you submit a proxy without voting instructions, the proxies named in the proxy will vote on your behalf for each matter described below in accordance with the recommendations of the Board of Directors on Proposals 1, 2, and 3 as set forth in this Proxy Statement and on any other matters in accordance with their best judgment.
If you have shares held by a broker or other nominee, you may instruct the broker or other nominee to vote your shares by following the instructions the broker or other nominee provides to you.
Proxies solicited by this Proxy Statement may be exercised only at the Annual Meeting and any adjournment and will not be used for any other meeting.
Can I vote my shares in person at the meeting?
If you are a shareholder of record as of March 1, 2019, you may vote your shares in person at the meeting.

If your shares are held by a broker or other nominee, you must obtain a proxy from the broker or nominee giving you the right to vote the shares at the meeting.
Can I change my vote after I have voted by telephone, online or mailed my proxy card?
You may change your vote at any time prior to the vote at the Annual Meeting. If you are the shareholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to Horizon’s Secretary (Todd A. Etzler, 515 Franklin Street, Michigan City, Indiana 46360), or by voting in person at the Annual Meeting.
What constitutes a quorum?
A majority of the outstanding common shares present or represented by proxy constitutes a quorum for the Annual Meeting. As of March 1, 2019, the record date, 38,391,369 common shares were issued and outstanding.
How many votes are required for the election of directors and the other proposals?
The following votes will be required to approve the proposals:
•
Proposal 1: Directors will be elected by a plurality of the votes cast, which means that the director nominees who receive the highest number of common shares voted “for” their election are elected. Shareholders may vote “for” a director or “withhold” a vote or authority to vote. “Withhold” votes and broker non-votes (described below) are not considered votes cast for the foregoing purpose, and neither will have an effect on the election of the nominees.

•
Proposals 2 and 3: The advisory vote to approve executive compensation (Proposal 2), and the ratification of the independent auditors (Proposal 3) each requires that more votes are cast in favor of the proposal than are cast against the proposal. Shareholders may vote “for,” “against” or “abstain.” Abstentions and broker non-votes are not considered votes cast for the foregoing purpose, and neither will have an effect on the outcome.

Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum at the Annual Meeting.
What is a “broker non-vote”?
A “broker non-vote” occurs when a broker submits a proxy that does not indicate a vote on a proposal because the broker has not received instructions from the beneficial owners on how to vote on such proposal and the broker does not have discretionary authority to vote in the absence of instructions. Brokers generally have the authority to vote, even though they have not received instructions, on matters that are considered “routine,” such as the ratification of auditors in Proposal 3. To avoid a broker non-vote of your shares on all other proposals, each of which proposals relates to a non-routine matter, you must provide voting instructions to your broker or other nominee.
Who pays the cost of this proxy solicitation?
Horizon pays the cost of soliciting proxies. Upon request, Horizon will reimburse brokers, dealers, banks, trustees, and other fiduciaries for the reasonable expenses they incur in forwarding proxy materials to beneficial owners of the common shares. In addition to sending the Notice of Internet Availability of Proxy Materials and requested proxy materials by mail, proxies may be solicited personally or by telephone or facsimile or electronic mail, by certain directors, officers, and employees of Horizon, Horizon Bank, and their subsidiaries, who will not be specially compensated for such solicitation.

Proposal 1
Election of Directors
The first matter to be acted upon at the Annual Meeting is the election of directors. Horizon’s Board of Directors currently consists of eleven members. As required by Horizon’s current Articles of Incorporation, the Board is divided into three classes of equal or near-equal size and the members of one class of directors are elected to serve three-year terms at each Annual Meeting.
Director Qualifications and Diversity
Horizon is a community bank that operates in a heavily regulated industry and relies on its Board of Directors for local knowledge and business acumen. Horizon believes its Board should be composed of individuals with business or academic experience that has made a positive impact on its business and the local community. In addition, Horizon’s directors are expected to meet the standards outlined below. Horizon believes that all of its current Board members possess the professional and personal qualifications necessary for effective Board service, and Horizon has highlighted particularly noteworthy attributes for each Board member in the individual biographies below. In addition, several of Horizon’s Board members have numerous years of service on the Board and have served through multiple economic cycles. Horizon believes this experience has provided them with significant and valuable understanding of Horizon’s business, the regulatory requirements, and the industry in which Horizon competes.
Horizon’s directors have considerable professional and business acumen, are well educated, and are engaged in the local communities served by Horizon. Four members of Horizon’s current Board of Directors qualify as “audit committee financial experts,” which is a considerable number for a company of Horizon’s size.
Horizon’s directors actively participate in continuing education, with each director completing a minimum of 100% of their 2018 and 2017 assigned educational programs. In addition, several directors attended outside training programs in the areas of audit, compensation, lending, fraud, and regulatory compliance.
Horizon’s Board of Directors believes that the Board, as a whole, should have a diverse range of characteristics and skills to function at an optimal level in exercising its oversight. The Board’s Corporate Governance and Nominating Committee is authorized by Horizon’s Bylaws to select Horizon’s nominees to serve as directors. The Corporate Governance and Nominating Committee Charter requires the Committee, before it selects a nominee for election or re-election or recommends a director to fill a vacancy, to review and evaluate:
•
the nominee’s qualifications, including judgment, skill, capability, ability to serve, conflicts of interest, business experience, the interplay of the candidate’s experience with that of the other Board members, and the extent to which a candidate would be a desirable addition to the Board and any committee of the Board;

•	if applicable to the nominee, whether the nominee would be deemed “independent” under marketplace rules of the NASDAQ Stock Market and SEC regulations;
•	whether the nominee is qualified and likely to remain qualified to serve under Horizon’s Bylaws; and
•	such other factors the Committee deems relevant.

The Corporate Governance and Nominating Committee Charter also provides that in determining whether to select incumbent directors for re-election to the Board, the Committee must consider the director’s past participation and contribution to the Board.
The Corporate Governance and Nominating Committee applies a broad concept of diversity, which includes all of the criteria listed in the Corporate Governance and Nominating Committee Charter together with other factors, such as the nominee’s age, leadership abilities, continuous learning and the location of the nominee’s residence and place of business. When the Corporate Governance and Nominating Committee seeks new director candidates to add to the Board or to replace directors who have resigned or recommends the re-election of incumbent directors, the Corporate Governance and Nominating Committee selects director nominees on the basis of all of these criteria with the goal of finding the best qualified person to meet Horizon’s needs.
With respect to geographic diversity, the Corporate Governance and Nominating Committee considers whether current directors and nominees reside and/or have a place of business in the cities and counties in which Horizon Bank has branches and in which it may consider locating future branches. Each of Horizon’s current directors lives and works (unless retired) in the markets served by Horizon. With respect to skill set diversity, the Corporate Governance and Nominating Committee seeks to have directors and nominees with not only experience and expertise related to banking but also in a broad range of other professions. The Board currently consists of members with expertise in manufacturing, academia, accounting, law, finance, collections, receivable management, real estate sales, real estate development, construction management, and architecture.
The Corporate Governance and Nominating Committee also considers the age of director nominees and current directors. Horizon’s Bylaws provide that a nominee who is not currently serving on the Board must not have reached his or her sixtieth birthday as of the date of the shareholder meeting at which the nomination will be considered or as of the date the nominee is elected to fill a Board vacancy. The Bylaws also specify that directors may continue to serve until the end of the year in which they reach their seventy-fifth birthday.
Nominees
The terms of Susan D. Aaron, Eric P. Blackhurst, Craig M. Dwight, and Larry N. Middleton will end at the Annual Meeting. Mr. Middleton has announced that he will resign and retire from the Board at the end of his term. Mr. Middleton’s decision not to stand for reelection is not a result of any disagreement with us on any matter relating to our operations, policies, or practices.
The Board of Directors has nominated each of the other directors whose terms expire to serve additional three-year terms as members of the Class of 2022. Effective upon the conclusion of the Annual Meeting, and until such time as the Board may reduce the Board size from eleven directors, the Class of 2022 will have a vacant directorship. The Board of Directors intends to fill the vacant seat at such time as a qualified candidate is identified who is willing to serve in this capacity. Information on the nominees and the other members of the Board of Directors is provided below.

The Board of Directors unanimously recommends that the shareholders vote “FOR” the election of the three nominees (Item 1 on the Proxy Card)

Members of the Board of Directors
The following table presents biographical information on all of the directors, including the three nominees, and information regarding the director’s experiences, qualifications, attributes, or skills that have caused the Corporate Governance and Nominating Committee and the Board to determine that the director should continue to serve on Horizon’s Board. All of the directors of Horizon also serve as directors of Horizon Bank.

Name	Age	Business Experience and Service as Director
Class of 2022
Susan D. Aaron	64
Ms. Aaron is the Chair of Vision Financial Services, Inc., LaPorte, Indiana, an accounts receivable management business in which she has more than 31 years’ experience. Ms. Aaron has both a B.S. in finance and an M.B.A. in accounting from Indiana University. If Ms. Aaron were serving on the Audit Committee, she would qualify as an audit committee financial expert under SEC rules. She has served on Horizon’s Board of Directors since 1995 and on the Board of Directors of Horizon Bank since 1993.

Ms. Aaron possesses particular knowledge and experience in accounts receivable management, collection services and their related rules and regulations, finance, accounting, management and local market knowledge as it relates to the small business community and not-for-profit organizations. Ms. Aaron’s extensive experience provides significant insight and expertise to Horizon’s Board, particularly as they apply to commercial lending, accounts receivable management and knowledge of the local community.

Eric P. Blackhurst	57
Mr. Blackhurst is Associate General Counsel, Corporate Transactions and Latin America, of The Dow Chemical Company, a global material science company with 2017 annual sales of $56 billion headquartered in Midland, Michigan. Mr. Blackhurst has held his current position since 2018. He was the Assistant General Counsel, Corporate and Financial Law from 2014 to 2018, and Assistant General Counsel, Chemicals and Energy, Performance Products and Systems from 2009 through 2014. He has held positions of increasing importance with Dow since 1990. Mr. Blackhurst is a former member of the board of directors of both Wolverine Bancorp., Inc. (“Wolverine”) and Wolverine Bank, serving from 2009 until Horizon’s acquisition of Wolverine in October 2017. Mr. Blackhurst has served on both Horizon’s and Horizon Bank’s Board of Directors since his appointment in October 2017.

Mr. Blackhurst’s extensive corporate, legal, and international experience, including experience serving as legal counsel at a major public corporation and his general business acumen provide the Board of Directors of Horizon and Horizon Bank with critical insights into business operations and issues.

Craig M. Dwight	62
Since July 1, 2013, Mr. Dwight has held the position of Chair and Chief Executive Officer of Horizon. He has served as the Chief Executive Officer of Horizon and Horizon Bank since July 1, 2001. Prior to that, he was the President and Chief Administrative Officer of Horizon and the Chair and Chief Executive Officer of Horizon Bank commencing in December 1998. He has over 39 years of banking experience, including experience as a senior credit officer, senior commercial loan officer, branch manager, human resources director, and chief executive officer. He has a business degree with a concentration in accounting. Mr. Dwight has served on Horizon’s Board of Directors and the Board of Directors of Horizon Bank since 1998.

Mr. Dwight has extensive knowledge and experience in banking, credit underwriting, balance sheet management, liquidity management, finance, accounting and banking rules and regulations. In addition, Mr. Dwight has considerable knowledge of the local business, municipal and not-for-profit communities. Mr. Dwight has served in leadership roles with a significant number of local not-for-profit organizations, including leading several fund raising campaigns. Mr. Dwight’s intimate knowledge of Horizon’s business and his leadership through periods of economic turmoil and ability to look for new opportunities for Horizon makes him a valuable member of Horizon’s Board of Directors.

Name	Age	Business Experience and Service as Director
Class of 2021
Lawrence E. Burnell	64
Mr. Burnell is the Vice Chair of White Lodging Services Corporation, a national hotel management and development company, and has also served as the Chief Operating Officer and Chief Financial Officer. He has over 42 years of financial management experience, including serving in senior financial management positions at White Lodging Services Corporation for the last 26 years. Mr. Burnell has a B.S. in accounting, has passed the CPA exam, and has 10 years of experience serving with a national public accounting firm. Mr. Burnell serves on the Audit Committee and he qualifies as an audit committee financial expert under SEC rules. He has served on Horizon’s Board of Directors since 2009 and on the Board of Directors of Horizon Bank since September 2007.

Mr. Burnell has extensive experience and knowledge in real estate development, trends in commercial real estate values, and management of a large and complex service organization, finance, and accounting. Mr. Burnell’s extensive commercial real estate background provides Horizon’s Enterprise Risk Management and Credit Policy Committee (formerly known as the Loan Committee), which he chairs, with important insight into this industry, which is especially valuable during the current economic climate. In addition, Mr. Burnell’s extensive accounting, management and service industry experience provides an important perspective to Horizon’s Board of Directors.

Peter L. Pairitz	63
Mr. Pairitz is a business developer who focuses on consulting with small business owners regarding all aspects of business ownership, including financing alternatives, and he has management responsibilities for several types of businesses. He is a CPA with public accounting firm experience in auditing and managing audits of financial institutions. If Mr. Pairitz were serving on the Audit Committee, he would qualify as an audit committee financial expert under SEC rules. He has served on Horizon’s Board of Directors since 2001 and on the Board of Directors of Horizon Bank since 2000.

Mr. Pairitz has extensive knowledge and experience in finance, accounting, audit, manufacturing, real estate development, and the local business community. Mr. Pairitz’ business experiences, local knowledge, and attention to detail are very important to Horizon’s Board of Directors. In addition, Mr. Pairitz has continued his outside board education in the areas of enterprise risk, credit, and compensation trends and has shared his knowledge and experience with the Enterprise Risk Management and Credit Policy Committee, Compensation Committee, and Corporate Governance and Nominating Committee.

Spero W. Valavanis	66
Mr. Valavanis is an architect and has over 41 years’ experience in design, strategic and financial planning, business development and management, hiring and compensation, and marketing, first, as a Principal/Owner of Design Organization, Inc., an architecture, engineering and interior design firm, and then as a shareholder and Office Director & Vice President for Shive-Hattery Inc., an architecture and engineering firm, upon its acquisition of Design Organization, Inc. in 2013. He has served on Horizon’s Board of Directors since 2000 and on the Board of Directors of Horizon Bank since 1998.

Mr. Valavanis has extensive knowledge and experience in architecture, design, construction management and of the local business, municipal and not-for-profit communities. Mr. Valavanis is a past Board Chair of the Greater Valparaiso Chamber of Commerce and the Porter County Community Foundation, and has served on many not-for-profit boards of directors. Mr. Valavanis has continued

Name	Age	Business Experience and Service as Director

his director education with a focus on asset and liability management and on trust matters. Mr. Valavanis’ professional background, local market knowledge and community involvement are important contributions to Horizon’s Board of Directors.

Class of 2020
James B. Dworkin	70
Mr. Dworkin is the Chancellor Emeritus of Purdue University North Central. He has over 41 years of experience in education and has a business school background and a Ph.D. in Industrial Relations. He currently serves as a Professor of Management at the Krannert School of Management at Purdue University. He has served on Horizon’s Board of Directors since 2003 and on the Board of Directors of Horizon Bank since 2002.

Mr. Dworkin has extensive knowledge and experience in academia, negotiations, business administration, and management of a large organization. In addition, Mr. Dworkin has considerable knowledge of local business and has served on the boards of multiple not-for-profit organizations. Mr. Dworkin regularly shares his local and national insights with the Board and senior management. In addition, due to his extensive knowledge of the local community, he provides considerable insight into current local events. Mr. Dworkin’s community knowledge, ability to work with others, and consensus building abilities are valuable contributions to Horizon’s Board of Directors.

Daniel F. Hopp	71
Mr. Hopp retired in June 2011 as Senior Vice President, Corporate Affairs, and General Counsel of Whirlpool Corporation, a Fortune 500 company located within Horizon’s market area. He has a law degree and has over 25 years’ experience working with a publicly traded corporation. He has served on Horizon’s Board of Directors since 2005 and on the Board of Directors of Horizon Bank since 2004. He has served as the Lead Director of Horizon’s Board of Directors since July 1, 2013.

Mr. Hopp has extensive knowledge and experience in manufacturing, management of a large and complex organization, corporate law and the rules and regulations applicable to large publicly traded companies. Mr. Hopp’s educational and professional background is rarely found on a community bank board. In addition, Mr. Hopp is very active in the local not-for-profit community. At Horizon’s Board meetings, Mr. Hopp regularly provides invaluable insights based on his professional and educational experiences, and he has the ability to look at complex problems from a different perspective. Mr. Hopp is a valuable member of Horizon’s Board of Directors.

Michele M. Magnuson	58
Ms. Magnuson (formerly, Thompson) is the former President and Chief Financial Officer and a director of both LaPorte Bancorp, Inc. and its wholly owned banking subsidiary The LaPorte Savings Bank, an Indiana-chartered savings bank. She originally joined The LaPorte Savings Bank in 2003 as Chief Financial Officer and was named Vice President in 2004, Executive Vice President in 2007, and President and Chief Financial Officer in 2011. She also served LaPorte Bancorp, Inc.’s predecessor organization as Executive Vice President and Chief Financial Officer (named in 2007) and President and Chief Financial Officer (named in 2011). She was appointed to the Boards of Directors of The LaPorte Savings Bank and LaPorte Bancorp, Inc. in 2007. Ms. Magnuson has served on both Horizon’s and Horizon Bank’s Board of Directors since her appointment in July 2016.

Ms. Magnuson has more than 31 years of banking experience. She is a graduate of Ball State University and holds a Master of Business Administration from

Name	Age	Business Experience and Service as Director

Indiana University South Bend. Ms. Magnuson’s extensive management, financial and banking industry experience, including her familiarity with the local business and economic environment in the communities formerly served by The LaPorte Savings Bank and now served by Horizon Bank, adds value and a unique perspective to the Boards of Directors of both Horizon and Horizon Bank.

Steven W. Reed	56
Mr. Reed is a partner with the firm of BGBC Partners, LLP, an Indianapolis full service accounting, and business consulting firm. He was a Board member of Heartland Community Bank from 2006 until July 2012. He has a B.S. in Business with a concentration in finance. Mr. Reed is a Certified Public Accountant, practicing since 1985, amassing over 30 years of experience with financial reporting, tax, and business valuation. Additionally, Mr. Reed holds the appellations “Accredited in Business Valuation (ABV)” and “Certified in Financial Forensics (CFF).” These accreditations recognize special training, testing, and qualification in business valuation and in forensic accounting through the American Institute of Certified Public Accountants. Mr. Reed has served on the Board of Directors of Horizon since 2014 and Horizon Bank since 2012.

Mr. Reed possesses particular knowledge and experience in finance, accounting, tax, and business valuation as it relates to closely held business. His experience will continue to provide Horizon with considerable expertise and insight into these areas. Mr. Reed chairs the Audit Committee and qualifies as an audit committee financial expert under SEC rules.

Each of the nominees has agreed to serve for the term for which he or she has been nominated. It is intended that the proxies solicited by the Board of Directors will be voted for the nominees named above. If any nominee is unable to stand for election, the Board of Directors may designate a substitute nominee or adopt a resolution reducing the number of members on the Board. If a substitute nominee is designated, common shares represented by proxy will be voted for the substituted nominee.

Corporate Governance
Director Independence
Annually, Horizon’s Board of Directors considers the independence of each of the directors under the listing standards of the NASDAQ Stock Market. In determining independence, the Board considers, among other things, current or previous employment relationships as well as material transactions and relationships between Horizon or Horizon Bank and the directors, members of their immediate family and entities in which the directors have a significant interest. The purpose of this review is to determine whether any relationships or transactions exist or have occurred that are inconsistent with a determination that the director is independent.
The Board of Directors has determined that nine of the eleven current members of the Board qualify as independent directors under SEC rules and the NASDAQ Listing Standards. The independent directors on the Board are Susan D. Aaron, Eric P. Blackhurst, Lawrence E. Burnell, James B. Dworkin, Daniel F. Hopp, Larry N. Middleton, Peter L. Pairitz, Steven W. Reed, and Spero W. Valavanis. Mr. Dwight, who serves as Horizon’s Chair and Chief Executive Officer, does not qualify as an independent director because of the positions he holds with Horizon and Horizon Bank. Ms. Magnuson also does not qualify as an independent director because of her positions of employment as President and Chief Financial Officer of both LaPorte Bancorp, Inc. and its wholly owned banking subsidiary The LaPorte Savings Bank before those entities were merged into Horizon and Horizon Bank, respectively, in July 2016.
Members of the Audit, Compensation and Corporate Governance and Nominating Committees must meet all applicable independence tests of the NASDAQ Stock Market and the SEC.

Board Leadership Structure
Horizon’s Board of Directors believes that each business is unique, and therefore, Board leadership structure should vary depending upon each company’s circumstances and needs as they evolve over time. The positions of Chief Executive Officer and Chair of the Board currently are held by Craig M. Dwight. The Board has determined that it is in the best interests of Horizon to consolidate these positions due to Mr. Dwight’s unique experiences and Horizon’s corporate governance practice of having an independent lead director when these two positions are consolidated, as discussed below.
Mr. Dwight’s extensive banking background experience in the States of Indiana and Michigan; his demonstrated ability to lead complex organizations; his proven leadership during varying economic cycles; his forward and strategic thinking; his personal integrity; his demonstrated ability to hold the interests of the company above his own personal interests; his ability to recruit and retain an outstanding executive leadership team with similar values and beliefs; and his willingness to seek and receive outside counsel provides him with the unique ability to hold both offices of Chair and Chief Executive Officer.
On April 16, 2013, the Horizon Board of Directors amended Horizon’s Bylaws to provide that if the offices of Chair of the Board and Chief Executive Officer are held by the same person, then the independent members of the Board are required to appoint one of the incumbent, independent directors to serve as the Lead Director. The selection process, term, qualifications, authority, and responsibilities and other provisions governing the role of the Lead Director are set forth in the Charter of the Lead Independent Director, which the Board adopted on April 16, 2013, and amended on June 19, 2018.
Effective July 1, 2013 and reaffirmed by the Board in July 2016, the Board appointed Daniel F. Hopp as the Lead Director. In accordance with Horizon’s Charter of the Lead Independent Director, the Lead Director calls and presides at executive sessions of the independent directors; coordinates the activities and communications among independent directors; presides at all meetings of the Board at which the Chair is not present or if circumstances arise in which the role of the Chair is, or may be perceived to be, in conflict; approves the meeting schedules for independent directors and sets and reviews the agendas for executive sessions of the independent directors; and may attend committee meetings of any committee of the Board of Directors. The Lead Director serves as the principal liaison between the independent directors and the Chief Executive Officer and other members of senior management on matters of corporation policy, strategy, executive management performance and other matters, such as by:
•
Consulting with the Chief Executive Officer regarding any concerns of the directors about Horizon or its performance, the Chief Executive Officer’s performance, and the performance of other executive management;

•	Providing input to the Chair and Chief Executive Officer and the Corporate Secretary on the preparation of agendas for Board and committee meetings; and
•	Advising the Chair on the quality, quantity, usefulness and timeliness of information provided to directors to support the work of the Board of Directors and committees.

In addition, at the direction of the full Board of Directors, the Lead Director may authorize the retention by Horizon of outside advisors and consultants to report directly to the Board of Directors.
All of the directors on the Board, other than Mr. Dwight and Ms. Magnuson, qualify as independent under the NASDAQ rules. The key standing committees − the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee − are comprised entirely of independent directors and provide independent oversight of management. In addition, the Board’s key standing committees meet in executive session without the presence of Mr. Dwight or Ms. Magnuson, and the non-management directors of the Board meet in executive session without the presence of Mr. Dwight. In addition, the Board will meet in executive session without Mr. Dwight or Ms. Magnuson at least twice a year.

Communications with Directors
Shareholders may communicate directly with the Board of Directors or individual members of the Board of Directors in writing by sending a letter to the Board at: Horizon Bancorp, Inc. Board of Directors, 515 Franklin Street, Michigan City, Indiana 46360. All communications directed to the Board of Directors will be transmitted to the Chair of the Board of Directors or other director identified in the communication without any editing or screening.
Shareholders also may communicate concerns, suggestions, or questions to any member of the Board of Directors or member of senior management by logging onto the www.ethicspoint.com website from any computer at any time or by calling the toll-free hotline number, 866-294-4694. Ethics Point is a worldwide, confidential, and anonymous web and telephone reporting system that allows shareholders, customers, vendors and employees the ability to report concerns, as well as to pose questions and suggestions, confidentially and anonymously. Ethics Point is fully compliant with reporting requirements such as those mandated by the Sarbanes-Oxley Act, Section 301. All communications received through Ethics Point, either by web or telephone, are transmitted directly to the Chair of the Board’s Audit Committee, the Chair of the Board’s Corporate Governance and Nominating Committee, and designated members of senior management, without editing or screening.
Code of Ethics
Horizon’s Code of Ethics for Executive Officers and Directors supplements the Horizon Bancorp, Inc. and Horizon Bank Advisor Code of Conduct and Ethics applicable to all employees, including officers. Horizon’s Code of Ethics for Executive Officers and Directors is available on Horizon’s website at www.horizonbank.com in the section headed “About Us – Investor Relations – Corporate Information” under the caption “Corporate Governance.”
Director Nomination Procedures
Horizon’s Bylaws provide that any of the following may nominate director candidates: the Board of Directors, a nominating committee of the Board, any person appointed and authorized by the Board to make nominations, or any shareholder entitled to vote for the election of directors who has complied with the notice procedures specified in the Bylaws.
Horizon’s Bylaws provide that nominations by shareholders must be made in writing and must be received at Horizon’s principal executive office not fewer than 120 days in advance of the date the proxy statement was released to shareholders in connection with the previous year’s Annual Meeting. For instance, the proxy statement for last year’s 2018 Annual Meeting was released to shareholders on March 16, 2018. Accordingly, the last day to deliver a nomination for the 2019 Annual Meeting was 120 days before March 16, 2019, or November 15, 2018. Shareholder nominations must include the detailed information about the nominee required by the Bylaws and also must comply with the other requirements set forth in the Bylaws. The Corporate Governance and Nominating Committee does not have a separate policy for considering director candidates recommended by shareholders because the director nomination procedures are set forth in Horizon’s Bylaws.
Horizon’s Bylaws provide that the chair of the Annual Meeting may, in his or her discretion, disregard nominations that are not made in accordance with the Bylaws and may instruct the election inspector to disregard all votes cast for any such nominee. A complete copy of the applicable provisions of Horizon’s Bylaws is available to shareholders without charge upon request to the Secretary.
Meetings of the Board of Directors and Committees
Horizon’s Board of Directors held 15 meetings during 2018, and each director attended 88% or more of the total number of meetings of the Board and the committees upon which he or she served. Horizon and its subsidiaries have joint standing committees. These committees include the Audit Committee, the

Compensation Committee and the Corporate Governance and Nominating Committee. Executive sessions of the independent directors are held at least two times a year.
Although Horizon does not have a policy regarding the attendance of directors at the Annual Meeting of shareholders, Horizon encourages directors to attend the Annual Meeting. Eight of the then-current twelve members of the Board of Directors attended the 2018 Annual Meeting.
Corporate Governance and Nominating Committee
The members of the Corporate Governance and Nominating Committee are appointed by the Board of Directors in May of each year. The members of the Corporate Governance and Nominating Committee for 2018/2019 are Ms. Aaron, Mr. Pairitz, who serves as Chair, Mr. Blackhurst, and Mr. Hopp. All of the members of the Corporate Governance and Nominating Committee qualify as independent directors under the rules applicable to NASDAQ-listed companies. The Corporate Governance and Nominating Committee met six times during 2018. The responsibilities of the Corporate Governance and Nominating Committee of the Board of Directors include selecting the individuals to be nominated for membership on the Board of Directors and overseeing the annual self-evaluations by the Board and its committees.
The Corporate Governance and Nominating Committee selects a slate of nominees and then recommends those nominees to the Board of Directors. The entire Board of Directors determines who the nominees will be. The Corporate Governance and Nominating Committee and the Board select nominees who meet the qualifications set forth in Horizon’s Bylaws and the applicable independence requirements under the SEC and NASDAQ rules.
The responsibilities of the Corporate Governance and Nominating Committee also include (i) reviewing and reporting to the Board on matters of corporate governance and developing and recommending to the Board corporate governance principles; (ii) leading the Board and its committees in its supervisory oversight functions of related party transactions and insider share transactions; and (iii) reviewing Horizon’s activities and practices regarding environmental, social and governance matters.
The Corporate Governance and Nominating Committee Charter is posted on Horizon’s website at www.horizonbank.com in the section headed “About Us – Investor Relations – Corporate Information” under the caption “Corporate Governance.”
Audit Committee
Audit Committee members serve one-year terms and are appointed at the Annual Meeting of directors in May of each year. The Audit Committee members for 2018/2019 are Mr. Reed, who serves as Chair, Mr. Burnell, Mr. Dworkin, and Mr. Middleton. The Audit Committee met four times in 2018. The purpose of the Audit Committee is to assist the Boards of Directors of Horizon and Horizon Bank in fulfilling their statutory and fiduciary responsibilities with respect to examinations of Horizon, Horizon Bank, and their affiliates and the monitoring of accounting, auditing, and financial reporting practices. The Audit Committee reviews the internal audit procedures of Horizon and Horizon Bank and recommends to the Boards of Directors the engagement of outside and internal auditing firms.
Horizon’s Board of Directors has determined that Mr. Reed qualifies as an “audit committee financial expert” as defined by the SEC rules. Mr. Reed has a Bachelor of Science degree in Business with a concentration in finance, and is a registered certified public accountant and has over 30 years of public accounting experience.
All of the members of the Audit Committee, including Mr. Reed, qualify as independent directors as defined by the SEC rules and NASDAQ listing standards.
The Audit Committee Charter is posted on Horizon’s website at www.horizonbank.com in the section headed “About Us – Investor Relations – Corporate Information” under the caption “Corporate Governance.”

Compensation Committee
Compensation Committee members serve one-year terms and are appointed at the Annual Meeting of directors in May of each year. The members of the Compensation Committee for 2018/2019 are Ms. Aaron, who serves as Chair, Mr. Blackhurst, Mr. Hopp and Mr. Pairitz. All of the members of the Compensation Committee qualify as independent directors as defined by the SEC rules and under the NASDAQ listing standards. The Compensation Committee met five times in 2018. The Committee reviews salary and employee benefit issues relating to employees and directors of Horizon, Horizon Bank, and their affiliates.
The Compensation Committee Charter is posted on Horizon’s website at www.horizonbank.com in the section headed “About Us – Investor Relations – Corporate Information” under the caption “Corporate Governance.”
Compensation Committee Interlocks and Insider Participation
All of the members of the Compensation Committee are independent, and no member of the Compensation Committee has served as an officer or employee of Horizon, Horizon Bank, or any of Horizon’s other subsidiaries. None of the members of the Compensation Committee serves as an executive officer of another entity at which one of Horizon’s executive officers serves as a member of the Board of Directors. No member of the Compensation Committee has had any relationship with Horizon requiring disclosure under Item 404 of SEC Regulation S-K, which requires the disclosure of certain related person transactions, other than loans made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable loans with unrelated third parties and which management believes did not involve more than normal risk of collectability or present other unfavorable features.
Compensation Consultants
The Compensation Committee has the authority under its charter to retain outside consultants to provide assistance. At least every two years, the Compensation Committee engages a compensation consultant to conduct a review of executive and director compensation. A primary function of the consultant is to provide market data to the Committee concerning compensation of comparable companies in order to assist the Committee in determining whether Horizon’s compensation system in effect is a reasonable and appropriate means for achieving Horizon’s business objectives.
In accordance with the Compensation Committee’s authority, the Compensation Committee has engaged Frederic W. Cook & Co., Inc. (“FW Cook”) on a number of occasions since 2002. In December 2018, FW Cook reported to the Compensation Committee on the findings from its analysis of Horizon’s named executive officers’ compensation. To evaluate the reasonableness of Horizon’s executive compensation, the Compensation Committee annually obtains surveys from accounting firms and other sources and augments that data with the FW Cook reviews, which are more extensive and include peer comparison of cash, short-term compensation, and long-term compensation. FW Cook’s reports over the last five years have provided the Compensation Committee with an updated competitive survey, and the Compensation Committee has relied primarily on these surveys in reaching its decisions in recent years on compensation and to compare the reasonableness of total compensation for the named executive officers and directors. In addition, FW Cook’s reports have reviewed long-term equity compensation awards to the named executive officers in comparison with peer data and acceptable banking practices. FW Cook provides no other services to Horizon.
Performance Reviews
The Compensation Committee, with input from the entire Board of Directors, conducts an annual review of the performance of Mr. Dwight, who serves as Horizon’s Chair of the Board and Chief Executive

Officer. In addition, the Compensation Committee, with input from the Chief Executive Officer, reviews the performance of Horizon’s other executive officers.
In conducting its review, the Compensation Committee considers a variety of performance factors in order to analyze the compensation of each of these executive officers. These factors generally include strategic planning, traditional financial results, positioning Horizon for future success and enterprise risk management.
The financial services business is complex and is undergoing changes that generate uncertainties about future events. The Chief Executive Officer must provide guidance and leadership in nearly all aspects of this dynamic enterprise. In the process, however, the Chief Executive Officer is not expected to work alone. The performance evaluation recognizes that programs initiated at the top level of an organization are not, and should not be expected to be, “quick fixes.” These programs are generally long-term in nature, bringing benefits to Horizon over many years. For those reasons, the Compensation Committee also focuses on the following issues in determining performance levels for the Chief Executive Officer:
•	Strategic Leadership: Strategic leadership entails development of appropriate strategies for Horizon and the ability to gain support for those strategies.
•
Enterprise Guardianship: Enterprise guardianship requires the Chief Executive Officer to set the tone in such matters as Horizon’s reputation, ethics, legal compliance, customer relations, employee relations, and ensuring results.

•
Risk Management: Risk management requires the Chief Executive Officer to maintain a strong risk management culture, to provide oversight of key risks including financial reporting, reputation, asset quality, compliance with all banking rules and regulations and to assure proper maintenance of good internal controls and processes.

•
Board Relationship: Board relationship requires the Chief Executive Officer to work collaboratively with Board members and committees, communicate information in a timely manner to ensure full and informed consent about matters of corporate governance and provide complete transparency to the Board.

•	Financial Results: Financial results focus on the overall financial health of Horizon and ability to achieve financial goals.
•
Talent Recruitment, Retention & Training: The Chief Executive Officer is required to recruit, attract, and retain an exceptional leadership team in order to effectively run the organization today and in the future. In addition, continuous organizational learning is a key focal point for the Chief Executive Officer and ongoing training is vital to Horizon’s continued success.

In conducting the Chief Executive Officer’s performance review for 2018, the Compensation Committee obtained input from members of the Board. A significant portion of management compensation, including that of the Chief Executive Officer and the other executive officers, is performance related.
Risk Management and Compensation Policies and Practices
Horizon monitors its incentive and commission-based compensation plans through an incentive compensation and commission plan matrix that provides a schedule of all plans, associated risks and how the risks are mitigated. This matrix is reviewed by the Compensation Committee in a private session with the person who serves as Horizon’s Senior Vice President, Senior Auditor, Enterprise Risk Manager, and Compliance Officer (“Risk Manager”). Horizon’s incentive compensation plans minimize undue risk taking through plan design, incentive compensation caps, and Compensation Committee oversight. Plan design provides the Compensation Committee with the ability to change, modify, or cancel any incentive compensation plan at the Committee’s sole discretion. In addition, all material incentive compensation payouts, excluding commissions paid to mortgage loan originators, are subject to Horizon’s achievement of minimum cash flow coverage to cover dividends, and fixed costs at the holding company, and individual employee performance that is satisfactory to Horizon.
The SEC’s compensation risk rules provide that if a public company’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the company, then the company must provide disclosures addressing the compensation policies and practices as they relate to risk management and risk-taking incentives with respect to all employees and to disclose in their proxy statements whether a company’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the company. Horizon reviewed its compensation policies and practices for all employees on September 18, 2018, including executive officers, and has determined that those policies and practices are reasonable and unlikely to have a material adverse effect on Horizon. Horizon believes that the design and oversight of its compensation plans help ensure that the plans do not encourage excessive risk taking.
Enterprise Risk Management
In conjunction with Horizon’s Enterprise Risk Management Policy, the Risk Manager, who serves as Horizon’s senior enterprise risk manager, and other members of senior management meet annually with all business units to discuss risks related to their areas and how risks are mitigated. The risks are then classified as follows:
•	High – potential material threat to the enterprise.
•	Moderate – not a material threat to the enterprise, however, could impact current year’s performance.
•	Low – minimal threat to the enterprise.
High level risks have established metrics and were reviewed with Horizon’s Board or Board committees seven times during 2018, as discussed below. The Board anticipates a similar review at least quarterly in 2019.
As part of its oversight function, the Board and its committees monitor how management operates Horizon and maintains internal controls and processes. When granting authority to management, approving strategies and receiving management reports, the Board considers, among other things, the risks, and vulnerabilities faced by Horizon. The Audit Committee considers risks associated with Horizon’s overall financial reporting, the disclosure process, compliance with all rules and regulations and risk control policies and procedures. At its regularly scheduled quarterly meetings, the Audit Committee meets in executive session with its internal auditor, its Risk Manager, and Horizon’s independent registered public accounting firm. Plante & Moran, PLLC served as Horizon’s internal auditor during 2018, and RMS US, LLP will serve as Horizon’s internal auditor during 2019. High-level risks are reviewed with the Audit Committee at each meeting.
The Board committees review high-level risks associated in the area of their responsibilities. The Asset Liability Committee reviews risks related to liquidity, interest rates, quality of the investment portfolio, operations, facilities, and information security. The Enterprise Risk Management and Credit Policy Committee reviews risks related to credit, loan concentrations, community reinvestment, and compliance with lending rules and regulations. In addition, it oversees Horizon’s enterprise risk management policies and key risk metrics and proactively monitors emerging risk trends and economic factors. As a result, it will recommend any necessary adjustments to Horizon’s enterprise risk management practices and metrics. In 2018, the Compensation Committee met one time in executive session with the Risk Manager to review Horizon’s incentive compensation plans to be certain that employees are not incentivized to take undue risks, and the Compensation Committee anticipates that it will meet one time during 2019 to conduct a similar review.
The matrices for the Executive Officer Bonus Plan have included “Enterprise Risk Management” as a category since 2009. For information about the Executive Officer Bonus Plan and matrices, see the discussion under the caption “Annual Performance-Based Incentive Compensation” in the Compensation Discussion and Analysis below.
Succession Plan
Horizon maintains a detailed chief executive officer succession plan that includes a formal selection process that considers emergency, temporary, and permanent succession plans. Horizon’s succession plan includes a discussion on the bank’s future outlook, cultural fit, core competencies required for the position and use of independent third parties, if necessary. Horizon’s succession plan also contemplates review of both internal and external candidates. Horizon’s chief executive officer succession plan is periodically reviewed by the Board of Directors.
Stock Ownership Guidelines
Horizon Ownership Guidelines (“Ownership Guidelines”) require that members of the Boards of Directors of Horizon and Horizon Bank and Horizon’s executive officers attain and maintain a level of ownership of Horizon’s common stock having a value at least equal to the following ownership thresholds specified in the Ownership Guidelines:
Participant	Ownership Thresholds
Director	3 times amount of annual retainer
Chief Executive Officer	3 times base salary
Named Executive Officers (other than Chief Executive Officer)	2 times base salary

If a participant is not in compliance with the Ownership Threshold due to the number of common shares owned or from stock price fluctuations, then until such time as the participant attains the Ownership Threshold, the participant is subject to additional restrictions. The additional restrictions include certain limitations on sale of current shares owned and additional shares acquired.
Participant	Percentage of After-Tax Profit Associated with the Acquired Shares
Director and Chief Executive Officer	75%
Named Executive Officers (other than the Chief Executive Officer)	50%

Shares are considered to be owned by a participant for the purposes of the Ownership Guidelines if those shares would be deemed to be beneficially owned according to the SEC’s beneficial ownership rules applicable to determining ownership for the beneficial ownership table included annually in Horizon’s proxy statement for its shareholders’ meeting. Shares of restricted stock for which the restrictions have not yet lapsed, and non-vested unexercised stock options, are not considered to be shares owned for the purposes of the Ownership Guidelines. Any exceptions or waivers to the Ownership Guidelines must be approved by the Compensation Committee.

Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included below. Based on that review and discussion, the Compensation Committee has recommended to Horizon’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into Horizon’s 2018 Annual Report on Form 10-K.

This Report is respectfully submitted by the Compensation Committee of Horizon’s Board of Directors:
Susan D. Aaron, Chair
Eric P. Blackhurst
Daniel F. Hopp
Peter L. Pairitz
Compensation Discussion and Analysis
Executive Summary
The Compensation Discussion and Analysis describes and analyzes the compensation of Horizon’s named executive officers. Horizon’s compensation program is designed to align executive officer compensation with Horizon’s annual and long-term performance and with the interests of Horizon’s shareholders. The development of compensation programs and benefit plans for senior executives, along with specific compensation decisions for the named executive officers, is the responsibility of the Compensation Committee of the Board. The Compensation Committee is assisted from time to time by an independent compensation consultant, whose duties are detailed in this Proxy Statement. The Compensation Committee utilizes benchmark data obtained from industry publications and the compensation consultant to assist in determining the reasonableness of Horizon’s pay programs, the direction of Horizon’s total compensation as compared with Horizon’s performance and in making compensation decisions on named executive officers.
The Compensation Committee, with input from the Board of Directors, annually evaluates the Chief Executive Officer’s performance in comparison to corporate goals and objectives and determines and approves the Chief Executive Officer’s compensation based on achievement of those goals and objectives. The Chief Executive Officer evaluates the performance of the other named executive officers in comparison to goals and recommends to the Compensation Committee a base salary change for each named executive officer based on achievement of their goals and objectives. The Compensation Committee makes the final decision on the other named executive officers’ compensation.
This Compensation Discussion and Analysis also includes information about the ratio of Horizon’s Chief Executive Officer’s annual total compensation to the median of the annual total compensation of all other Horizon employees.
Overview of 2018 Compensation Process and Programs
Use of FW Cook Compensation Consultant.
As it has done several times in the past, the Compensation Committee retained FW Cook to prepare a report for purposes of evaluating executive compensation for Horizon’s named executive officers. The most recent FW Cook report was received in December 2018 and compared overall executive compensation against 19 companies of comparable size and common business traits, as selected by FW Cook with input from management and approved by the Compensation Committee. The following highlights are from the 2018 FW Cook report:
•	On average over the prior one and three years, Horizon ranks in the near median range in terms of overall company size and performance versus the 19-company comparison group.
•
Total annual compensation for the last completed fiscal year (2017) for Mr. Dwight, the Chief Executive Officer, is aligned with company size, profitability, and shareholder return and somewhat conservative relative to growth.

•
Total annual compensation for the last completed fiscal year (2017) for Horizon’s named executive officers other than Mr. Dwight on average is directionally aligned with company growth and somewhat high relative to size, profitability and shareholder return.

•
Total compensation paid for the last completed fiscal year (2017) for Horizon’s named executive officers on average is directionally aligned with three-year company growth and relative total shareholder return and is high relative to profitability.

•
On average, total direct compensation opportunities for Horizon’s named executive officers (excluding Mr. Dwight, the Chief Executive Officer) are positioned in the median range of the comparison companies. The competitive market increased 8% year-over-year on average for all executive officers.

•	The total direct compensation mix is representative of median competitive practice for all officers.
•
Horizon’s long-term incentive compensation mix of 80% performance shares and 20% stock options is weighted more towards performance shares than median competitive practice, where 60% is allocated to performance awards and almost 40% to time-based restricted stock. Horizon’s use of stock options is a minority practice, as only one quarter of the comparison companies grant stock options.

•
Horizon ranks near the 25th percentile of the comparison companies in terms of equity compensation cost, as measured by absolute dollar amount, and ranks between the 25th percentile and the median relative to pre-tax income.

•
Horizon ranks between the 25th percentile and the median range of the comparison companies in terms of share usage run rate due to Horizon’s use of stock options which require more shares than restricted stock to deliver the same value. Because Horizon has decreased its weighting on stock options (as it has expanded its use of performance shares) from 50% to 20%, the share usage run rate has decreased.

•	Horizon ranks near the 25th percentile in terms of potential dilution overhang.
•	Horizon aligns with comparison company practice by using a portfolio of two long-term incentive grant types (stock options and performance-based restricted stock awards).

The Compensation Committee has considered the independence of FW Cook in light of SEC rules and NASDAQ listing standards. In connection with this process, the Committee has reviewed, among other items, a letter from FW Cook dated August 15, 2018 that addresses the independence of FW Cook and the members of the consulting team serving the Compensation Committee, including the following factors: (i) other services provided to us by FW Cook, (ii) fees paid by us as a percentage of FW Cook’s total revenue, (iii) policies or procedures of FW Cook that are designed to prevent conflicts of interest, (iv) any business or personal relationships between the senior advisor of the consulting team with a member of the Committee, (v) any Horizon stock owned by the senior advisor or any immediate family member, and (vi) any business or personal relationships between Horizon’s executive officers and the senior advisor. The Committee discussed these considerations and concluded that the work performed by FW Cook and its senior advisor involved in the engagement did not raise any conflicts of interest.
2018 Compensation Program
The Compensation Committee sets the compensation of all named executive officers of Horizon, including that of the Chief Executive Officer. Compensation is composed of several segments, including base salary, short-term incentives, and long-term incentives. The Compensation Committee compares all executive compensation, including that of the Chief Executive Officer, to the compensation paid to persons holding the comparable position in similar financial institutions.
In determining the 2018 compensation for the Chief Executive Officer, Chief Financial Officer and other top officers, the Compensation Committee placed its greatest reliance on the FW Cook 2017 report. The Compensation Committee’s review included a study of base pay, bonus, and long-term compensation. The 2017 FW Cook report made comparisons against a group of 19 Midwestern regional banks indicated in the list below. The peer group was selected by FW Cook and approved by the Compensation Committee.

The following list includes all peer group companies included in FW Cook’s 2017 report:
•	1st Source Corporation (South Bend, IN)
•	Community Trust Bancorp (Pikeville, KY)
•	Enterprise Financial Services Corp. (Clayton, MO)
•	First Busey Corporation (Champaign, IL)
•	First Defiance Financial (Defiance, OH)
•	First Financial Corp. (Terre Haute, IN)
•	First Mid-Illinois Bancshares, Inc. (Mattoon, IL)
•	German American Bancorp (Jasper, IN)
•	Great Southern Bancorp (Springfield, MO)
•	Hills Bancorporation (Hills, IA)
•	Independent Bank Corporation (Ionia, MI)
•	Lakeland Financial (Warsaw, IN)
•	MainSource Financial (Greensburg, IN)*
•	Mercantile Bank (Grand Rapids, MI)
•	Midland States Bancorp (Effingham, IL)
•	MidWestOne Financial (Iowa City, IA)
•	Peoples Bancorp (Marietta, OH)
•	QCR Holdings (Moline, IL)
•	SY Bancorp (formerly, Stock Yards Bancorp) (Louisville, KY)
The December 2018 FW Cook report also employed a comparison group of 19 companies, eliminating the company denoted above with an asterisk, and adding City Holding Co (Charleston, WV).
As reported, the Compensation Committee retained FW Cook in 2018 as a compensation consultant, and the Compensation Committee intends to continue to employ an independent, third-party consultant to review executive compensation, including long-term benefits, at least every two years.
The following discussion of compensation focuses on the compensation of the five executive officers who are named in the Summary Compensation Table below because of their positions and levels of compensation. The named executive officers and their positions with Horizon and Horizon Bank during 2018 are as follows:

Name	Position
Craig M. Dwight	Chair of the Board and Chief Executive Officer of Horizon and Horizon Bank
Mark E. Secor	Executive Vice President and Chief Financial Officer of Horizon and Horizon Bank
Dennis J. Kuhn	Executive Vice President of Horizon; Chief Commercial Banking Officer of Horizon Bank
James D. Neff	President of Horizon and Horizon Bank
Kathie A. DeRuiter	Executive Vice President of Horizon; Senior Bank Operations Officer of Horizon Bank
Annual Advisory Vote on Executive Compensation
At the 2018 Annual Meeting, Horizon provided shareholders with a separate, advisory shareholder “say-on-pay” vote to approve the compensation of the named executive officers. At that meeting, 68.8% of Horizon’s common shares that were cast on the proposal (excluding abstentions) were voted in favor of Horizon’s compensation of those executive officers as disclosed in the proxy statement.
The 68.8% approval was a disappointing drop from the historical approval percentages of 95% (2017), 95% (2016), and 94% (2015), and was most likely attributable to the 2018 “no” vote recommendation by Institutional Shareholder Services (“ISS”). The Employment Agreement of James D. Neff was amended in January 2018 to reflect the terms of his promotion to President of Horizon and Horizon Bank, and ISS objected to a modified single trigger for severance upon a change in control within the agreement, even though that term had been part of Mr. Neff’s employment agreement since 2011.
Following the 2018 vote, the Board of Directors considered whether any changes should be implemented in connection with Horizon’s compensation policies and decisions. As discussed more completely herein, in “Proposal 2: Advisory Vote to Approve Executive Compensation,” the Compensation Committee has committed that it will only approve double-trigger based severance upon a change in control going forward.
At the 2019 Annual Meeting, shareholders again will have the opportunity to vote, in an advisory capacity, on Horizon’s named executive officer compensation (see “Proposal 2: Advisory Vote to Approve Executive Compensation” below).
Advisory Vote on Frequency of the Advisory Vote on Executive Compensation
At the 2018 Annual Meeting, shareholders voted in an advisory vote to recommend the frequency at which Horizon should present shareholders with the opportunity to participate in an advisory say-on-pay vote on Horizon’s executive compensation. Horizon’s Board of Directors recommended an annual vote. Shareholders voted on whether the say-on-pay votes should be held every one, two, or three years. Of Horizon’s common shares voted in 2018 on that frequency proposal (excluding abstentions), 92% of those common shares were voted in favor of holding future say-on-pay votes on an annual basis, as the Board of Directors recommended. In light of that result and other factors that the Board has considered, Horizon will continue to hold say-on-pay votes on an annual basis, as it has done since the first shareholder vote on frequency in 2012. The advisory vote on the frequency of say-on-pay votes is required to occur at least every six years and will occur next during or before 2024.
Compensation Risk
As discussed above under the caption “Risk Management and Compensation Policies and Practices” in the Corporate Governance section above, Horizon’s Risk Manager, who serves as the senior risk officer, meets with the Board of Directors and the Audit and Compensation Committees to review Horizon’s compensation and other risks and to address how to mitigate and monitor such risks.

Horizon’s long-term business objectives require that Horizon increase revenues year-over-year, maintain profitability in each year, increase market share and demonstrate sound enterprise risk management. Horizon believes that if it is successful in achieving these objectives, the results will inure to the financial benefit of Horizon’s shareholders. Accordingly, Horizon has designed its executive compensation program to reward its executives for achieving annual and long-term financial and business results that meet these objectives. Specifically, the amount of incentive compensation received by Horizon’s executive officers is directly related to Horizon’s and to an individual executive’s performance results. Horizon recognizes that the pursuit of these objectives may lead to behaviors that focus executives on their individual enrichment rather than Horizon’s long-term welfare. If this were to occur, it could weaken the link between pay and performance and result in less of a correlation between the compensation delivered to Horizon’s executives and the return realized by Horizon’s shareholders. Accordingly, Horizon has designed its executive compensation program to limit and mitigate these possibilities and ensure that its compensation practices and decisions are consistent with Horizon’s risk profile.
The Compensation Committee has had in place since 2003 certain rules that provide it with considerable latitude in determining whether or not bonuses should be paid. The Compensation Committee believes these rules protect the shareholders and help mitigate the possibility that executive officers will take any undue risks. The rules are as follows:
a)	The Compensation Committee may unilaterally amend, modify, or cancel the plans at any time at its sole discretion.
b)
Named executive officer bonuses will only be paid if Horizon achieves a minimum net income level that is more than sufficient to cover fixed costs and dividends at the holding company level. This minimum net income level supports the concept that the shareholders are paid first and ahead of executive officer bonuses.

c)	Executive officers will be paid bonuses only if they are in good standing with Horizon and are not under a performance warning, suspension, or individual regulatory sanction.
d)	The Compensation Committee or its designee is to review and approve all executive officer bonuses prior to payment.
e)	Bonuses are subject to receipt of an unqualified opinion by Horizon’s independent accountants on its most current year-end financial statements.
f)	Horizon Bank has a policy that allows it to “claw back” incentive compensation as discussed below under the heading “Recovery of Incentive Compensation under the Dodd-Frank Act.”
Overview of Compensation Elements and Mix
We have included in this section a brief overview of the primary elements of Horizon’s compensation plan. A more in depth discussion of the compensation elements and mix follows in “Detailed Discussion of Compensation Elements.” Horizon’s compensation plan for the Chief Executive Officer and other named executive officers includes the following elements:
•	Base salary
•	Annual performance-based cash incentive compensation
•	Long-term performance-based equity and/or cash incentive compensation
•	Retirement and other benefits
•	Perquisites and other personal benefits

To encourage appropriate decision-making and facilitate the alignment of the interests of Horizon’s executives with those of Horizon and its shareholders, Horizon’s executive compensation program includes “at risk” compensation, as discussed below in “Detailed Discussion of Compensation Elements.” Horizon

believes that the allocation of at risk compensation for annual cash incentives is reasonable for Horizon given its business objectives and is comparable to that of Horizon’s peer group.

When setting the total compensation for each named executive officer, the Compensation Committee reviews tally sheets indicating the historical amounts paid for each of the elements listed above. Although the Compensation Committee reviewed tally sheets, it did not take any specific action based on that review.
Base Salary
Base salary is the only fixed element of compensation that Horizon provides to its executives and, as described below, it is designed to provide a reasonable level of predictable income commensurate with a named executive officer’s responsibilities, experience, and demonstrated performance and to be competitive with the levels of compensation paid by Horizon’s peers. This contrasts with Horizon’s incentive compensation arrangements, which are intended to reward performance if, and only to the extent that, Horizon and its shareholders also benefit financially from the officers’ stewardship. Horizon’s 2018 base salary compensation for Mr. Neff, Mr. Secor, Ms. DeRuiter and Mr. Kuhn, was $375,000, $282,880, $250,000, and $250,000, respectively, and base salary compensation for Mr. Dwight was $540,000.
Annual Performance-Based Cash Incentive Compensation
The annual incentive component of Horizon’s executive compensation program involves cash-based plan awards under the Executive Officer Bonus Plan that are payable if, and only to the extent that, pre-established corporate financial and individual performance objectives are achieved. We believe that the design of Horizon’s Executive Officer Bonus Plan furthers Horizon’s long-term business plan and ensures that the interests of Horizon’s executives have been aligned with the interests of Horizon’s shareholders. A description of some key characteristics follows:
•	Bonus payouts are not based solely on corporate performance, but also require achievement of one or more individual performance objectives;
•	The corporate financial performance objectives are consistent with the corporate financial performance objectives required under Horizon’s long-term incentive compensation plan;
•	Bonus payouts are based on short-term and long-term corporate and individual performance metrics;
•	Actual performance results for the corporate financial and individual performance objectives, while separately evaluated, are aggregated for purposes of determining the amount of bonus payouts;
•	Amounts payable are subject to recovery by Horizon in the event that they were paid based on financial statements or other criteria that are later proven to be materially inaccurate; and
•
Bonuses are paid only if Horizon achieves a certain minimum earnings threshold, and only when the executive officer is in good standing with Horizon and is not under any individual regulatory sanction.

The Compensation Committee has not paid discretionary bonuses to any person then-serving as a named executive officer at any time during the past five years and does not presently intend to pay discretionary bonuses in the event that the actual performance results for the corporate financial and individual performance objectives do not meet or exceed the threshold level for payout under the Executive Officer Bonus Plan. Prior to becoming a named executive officer in 2017, Mr. Kuhn received a bonus to make whole his mortgage interest related to a Company requested move and a holiday bonus.
Long-Term Performance-Based Equity and/or Cash Incentive Compensation
As discussed in detail below, the long-term incentive component of Horizon’s executive compensation program has historically consisted of grants of stock options and restricted stock and since 2014 has focused on performance share awards. The grants and awards were made pursuant to the now-

expired 2003 Omnibus Equity Incentive Plan (“2003 Omnibus Plan”) and the 2013 Amended and Restated Omnibus Equity Incentive Plan (“2013 Omnibus Plan”) approved by the shareholders on May 3, 2018, which is a restatement of the previous 2013 Omnibus Equity Incentive Plan. Grants of stock options and restricted stock are subject to vesting requirements, and grants of performance shares are subject to satisfaction of specific performance goals over an extended time period. Horizon sets the amount of these awards relative to the overall value of its long-term compensation program that Horizon believes is appropriate for accomplishing these purposes, while still providing its executives with the incentive to focus their efforts on earning their long-term incentive awards. Allocating a significant portion of each executive’s long-term equity compensation to performance-based performance shares rather than stock options helps to reduce the incentive and manage the risk that executives could engage in risky behavior to drive up the price of Horizon’s common shares and maximize exercise proceeds. Horizon believes that the attributes of these awards and its compensation plans further its long-term business plan and ensure that the interests of its executives have been aligned with the interests of Horizon’s shareholders.
Detailed Discussion of Compensation Elements
Base Salary
Salaries of all executive officers, including the Chief Executive Officer, are governed by Horizon’s formal salary administration program, which is updated each year. The salary administration program involves consideration of an executive officer’s position and responsibility and performance as determined in the detailed annual performance reviews discussed above.
The salaries of Mr. Dwight and Mr. Neff are also impacted by agreements they have entered into with Horizon and Horizon Bank. Horizon and Horizon Bank entered into employment agreements with Mr. Dwight on December 1, 2006 and with Mr. Neff on December 14, 2011, an agreement that was terminated and replaced with another agreement effective January 1, 2018, when Mr. Neff became the President of Horizon and Horizon Bank. The agreements provide that Messrs. Dwight and Neff will continue to receive an annual base salary equal to the amount being paid to each of them on the date of their agreements, subject to adjustment based on the annual review of Horizon’s Board of Directors or the Compensation Committee of the Board of Directors. However, the employment agreements provide that the adjusted base salary amount may not be less than each of the executive’s base salary on the date of their respective agreements, which base salary amount was $280,000 for Mr. Dwight in 2006 and $375,000 for Mr. Neff in 2018. Other provisions of the agreements are discussed below following the Summary Compensation Table and in the discussion of “Potential Payments Upon Termination or Change in Control.”
The Compensation Committee compares the salary of each executive officer to those salaries being paid to executive officers in similar positions in organizations of comparable size in the Midwest. Salary ranges are then computed from that data for each Horizon executive officer position. Salary increases are calculated based on individual performance rating, where the executive officer’s base salary falls within the executive officer’s respective salary range, benchmark data, total compensation in comparison to peer compensation mix, and Horizon’s salary matrix.
FW Cook’s 2018 report reported that the average and highest base salary compensation for a Chief Executive Officer were $517,000 and $750,000, respectively. For Mr. Dwight’s services as Chair of the Board and Chief Executive Officer, he was paid a base salary in 2018 of $540,000, which represented a 2.86% increase over his 2017 base salary of $525,000.
The salary increases for 2018 for the other named executive officers ranged from 4.00% to 25.94%. Mr. Secor’s salary was increased to $282,880 from $272,000 (4.00%); Mr. Neff’s salary was increased to $375,000 from $297,771 (25.94%); Ms. DeRuiter’s salary was increased to $250,000 from $233,000 (7.30%); and Mr. Kuhn’s salary was increased to $250,000 from $223,807 (11.70%). The salary increases were based on the Compensation Committee’s in depth review of FW Cook’s 2017 compensation reports in conjunction with Horizon’s standard salary administration program as outlined above, pursuant to which the Compensation Committee takes into consideration the individual performance rating, where the executive officer’s base salary falls within their respective salary range, benchmark data, total compensation in comparison to peer, compensation mix and Horizon’s salary matrix. The salary matrix takes into account both the performance review rating and the employee’s current salary, with respect to the salary range, in determining the percentage increase.
Annual Performance-Based Cash Incentive Compensation
After consultations with compensation consultant FW Cook in 2003, the Compensation Committee of the Board of Directors of Horizon adopted an Executive Officer Bonus Plan. The Bonus Plan permits executive officers to earn, as a cash bonus, a percentage of their salary based on the achievement of corporate and individual goals in the relevant year. All of the named executive officers, Messrs. Dwight, Neff, Kuhn, Secor, and Ms. DeRuiter, currently participate in the Bonus Plan. Participants in the Bonus Plan are not eligible to participate in any other short-term cash incentive plan offered by Horizon.
To receive a bonus under the Bonus Plan, the executive officer must be employed by Horizon or one of its subsidiaries on the date the annual bonus payment is made and must be in good standing with Horizon. If the executive officer retires or dies after earning an annual bonus at the end of the measuring period, then the executive officer (or the estate) will still be eligible to receive the bonus. The Compensation Committee may adjust or amend the Bonus Plan at any time in its sole discretion. All executive officers’ bonuses are subject to final approval by the Compensation Committee or its designee, and bonus payments are subject to Horizon’s receipt from its independent accountants of an unqualified audit opinion on Horizon’s most current year-end financial statements. Mr. Dwight’s and Mr. Neff’s bonuses are paid in accordance with their employment agreements, which provide that they may participate in all incentive compensation plans and programs generally available to executive officers.
As approved by the Compensation Committee, Horizon’s bonus matrices for executive officers are divided into short-term and long-term metrics with total bonus opportunities weighted fifty percent each. Short-term metrics place heavier weight on financial outcomes in order to align bonus payouts with shareholders’ interests for the given year. Long-term metrics place heavier weight on positioning Horizon for future success and enterprise risk management to align with shareholders’ long-term interests. Bonus calculations for financial outcomes are based on quantifiable targets and, for non-financial targets, on observations by Horizon’s Chief Executive Officer, the Compensation Committee, and the Board of Directors in comparison to Horizon’s strategic plan.
The weightings for Horizon’s 2018 bonus matrix for each individual participant are as follows:
Named Executive Officer & Category	Short-Term Metric Weighting	Long-Term Metric Weighting
Chief Executive Officer (Mr. Dwight)
Financial Outcome of Horizon (Net Income & Efficiency)	70%
Positioning Horizon for Future Success		70%
Enterprise Risk Management	30%	30%
Executive Vice President and Chief Financial Officer (Mr. Secor)
Financial Outcome of Horizon (Net Income & Efficiency)	60%
Positioning Horizon for Future Success		20%
Enterprise Risk Management	40%	60%
Project Management		20%
President (Mr. Neff)
Financial Outcome of Horizon (Net Income, Efficiency, Asset Quality, Business Unit Income, Enterprise Risk Management, & Positioning Horizon for Long Term Success)	40%
Financial Outcomes for Areas of Direct Responsibility	45%

Named Executive Officer & Category	Short-Term Metric Weighting	Long-Term Metric Weighting
Positioning Horizon for Future Success		30%
Enterprise Risk Management	15%	70%
Executive Vice President and Senior Bank Operations Officer (Ms. DeRuiter)
Financial Outcome of Horizon (Net Income & Efficiency)	50%
Positioning Horizon for Future Success		20%
Enterprise Risk Management	30%	60%
Project Management	20%	20%
Executive Vice President and Chief Commercial Banking Officer (Mr. Kuhn)
Financial Outcome of Horizon (Net Income, Efficiency, Business Unit Income & Asset Quality)	45%
Financial Outcomes for Areas of Direct Responsibility	40%
Positioning Horizon for Future Success		30%
Enterprise Risk Management	15%	70%

Horizon’s 2019 bonus matrices for each named executive officer will follow substantially the same categories and metric weightings as above, subject to approval by the Compensation Committee and Board of Directors.
The Compensation Committee established a minimum earnings target for Horizon to achieve before any bonuses would be paid out under the Bonus Plan for 2018. In 2018, the minimum earnings threshold was $31.2 million. If Horizon’s net income for 2018 was below $31.2 million, no bonuses would be paid to any executive officer. The minimum earnings target is tied to earnings available to pay dividends and fixed costs at the holding company. Earnings, for purposes of the Bonus Plan, are determined by the Compensation Committee, which has the discretion to make adjustments for special non-recurring costs such as acquisition-related expenditures and other one-time expenses. In 2018, the Compensation Committee adjusted earnings for acquisition-related costs.
The Compensation Committee also approved a target bonus matrix for each executive officer to be used to calculate the executive officer’s bonus (if any) for the year (assuming that the minimum earnings target has been met). The matrix for each executive officer specifies the performance measures applicable to the executive officer, the targets for each performance measure and the weight to be assigned to each performance measure in calculating the bonus if the specified target levels are achieved.
The Compensation Committee sets the target awards to be challenging, but reasonably attainable. The maximum earnings goal was approximately $6.0 million and $2.8 million above the targets of $56.0 million for 2018 and $36.0 million for 2017, respectively, and the maximum efficiency ratio goal was approximately 225 basis points and 195 basis points better than the targets of 57.0% for 2018 and 61.5% for 2017, respectively. In 2018, the minimum earnings amount for payout was achieved, and all the participants were in good standing with Horizon. Any participant not in good standing with Horizon would not be eligible for incentive compensation.
The other non-financial measurements include the following: enterprise risk management; compliance with rules, regulations, and good internal controls; positioning Horizon for long-term growth; organizational development, retention and attracting good talent; and project management. The weightings for each measurement vary dependent upon the overall responsibilities and primary goals of each executive officer. Non-financial results are compared with Horizon’s strategic plan and scored based on the observations of the Chief Executive Officer, Compensation Committee, and the Board of Directors. Scores range from meets, exceeds, or far exceeds expectations.

For 2018, the named executive officers who participated in the Bonus Plan could have earned as a maximum bonus the following percentages of their base salaries: Mr. Dwight, 70%; Mr. Secor, 55%; Mr. Neff, 55%; Mr. Kuhn, 55%; and Ms. DeRuiter, 55%. Each named executive officer had as a short-term performance goal the achievement of a specified level of financial outcomes for the year, with the weighting of such goals for 2018 being 70% for Mr. Dwight; 60% for Mr. Secor; 85% for Mr. Neff; 85% for Mr. Kuhn; and 50% for Ms. DeRuiter. The financial outcome targets focused primarily on Horizon’s earnings, efficiency improvements, or business unit outcomes. The short-term performance goals for each executive officer also included one non-financial metric for enterprise risk management. Long-term performance goals for each executive officer were for enterprise risk management, positioning Horizon for long-term success or project management.
In order to earn a bonus award, the Bonus Plan’s participants were required to achieve an aggregate weighted score of 80% or higher in 2018. If the participant achieved the goals for all categories, the participant’s aggregate weighted score would be 100%. In 2018, Mr. Dwight, Mr. Secor, Mr. Neff, Mr. Kuhn and Ms. DeRuiter all exceeded 80% in weighted average scores for both short- and long-term goals and earned a bonus award.
In considering Mr. Dwight’s bonus, the Compensation Committee used established short- and long-term goals for 2018 and compared actual results with goals. The goals compared Horizon’s net income compared to plan, Horizon’s efficiency ratio compared to plan, enterprise risk management, compliance with all rules, laws, regulations, audit standards, reputation of Horizon, positioning Horizon for future growth and expansion, and organizational development including retention and attraction of good talent, efficiency improvement, and continuous learning.
The amounts of the bonuses actually paid each year under the Bonus Plan are reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table included below in this Proxy Statement. The payouts that Messrs. Dwight, Secor, Neff, Kuhn and Ms. DeRuiter had an opportunity to earn under the Bonus Plan for 2018 are presented below in the Grants of Plan-Based Awards table.
The Compensation Committee has reviewed the Bonus Plan for 2018, and based on that review, the Compensation Committee has concluded that the Bonus Plan, as designed for 2018, aligned the interests of the senior executive officers with those of the shareholders and that the Bonus Plan designs provided several features to mitigate any incentive to the senior executive officers to take undue risks that could threaten the enterprise.
Long-Term Performance-Based Equity and/or Cash Incentive Program
In 2002, Horizon engaged compensation consultant FW Cook to review Horizon’s compensation of its top officers and outside directors. FW Cook recommended that Horizon adopt an omnibus stock plan for the purpose of attracting and retaining key employees. The shareholders approved the 2003 Omnibus Plan in 2003, and approved amendments in 2010, including an increase in the number of common shares available for awards. The 2003 Omnibus Plan expired on January 31, 2013, and no additional shares may be granted under the 2003 Omnibus Plan.
At the 2014 Annual Meeting, shareholders approved the 2013 Omnibus Plan, which replaced the 2003 Omnibus Plan and became effective for a ten-year term beginning February 1, 2013. At the 2018 Annual Meeting, shareholders approved an amended and restated 2013 Omnibus Plan. The 2013 Omnibus Plan authorizes the issuance of up to 1,556,325 common shares (as adjusted from 691,700 for the November 2016 and June 2018 3-for-2 stock splits).
The 2013 Omnibus Plan was designed to satisfy the requirements of Section 162(m) of the Internal Revenue Code of 1986, which generally denies a corporate-level income tax deduction for annual compensation in excess of $1,000,000 paid to the chief executive officer or any of the four other most highly compensated officers of a public company. As a result of tax reform legislation effective for tax years beginning on January 1, 2018, or later (specifically, the Tax Cuts and Jobs Act of 2017), certain types of compensation, including “performance-based compensation,” which were previously exempt from the limitations, are no longer excluded from the Section 162(m) deduction limit.
The Compensation Committee administers the 2013 Omnibus Plan and may grant the following types of awards:
•	Incentive stock options
•	Nonqualified stock options
•	Stock appreciation rights
•	Restricted stock
•	Performance units
•	Performance shares
•	Any combination of the above

Horizon’s long-term incentive program was historically based on the grant of stock options and restricted stock, but in 2014, Horizon began awarding performance-based (not time based) performance shares as its preferred form of long-term performance-based equity compensation. Long-term equity incentives are granted to encourage and facilitate personal stock ownership by executive officers. Horizon believes this strengthens their personal commitment to Horizon and provides them with a longer-term perspective in their managerial responsibilities. This component of an executive officer’s compensation directly aligns the officer’s interests with those of Horizon’s shareholders. Horizon also recognizes that equity compensation is an important element of a competitive compensation program. The program utilizes vesting periods and/or long-term performance goals to encourage key employees to continue in the employ of Horizon and thereby acts as a retention device for key employees.
With respect to stock ownership, as discussed above, all of the named executive officers must comply with the Ownership Guidelines adopted by the Board of Directors. The Chief Executive Officer must maintain ownership of Horizon common shares having a value equal to at least three times their base salary, and each of the other named executive officers must maintain ownership of common shares having a value equal to at least twice the applicable executive officer’s base salary. For additional details about the Ownership Guidelines, see the “Stock Ownership Guidelines” section above under the “Corporate Governance” heading.
In determining a reasonable level of long-term compensation to be granted executive officers, the Compensation Committee considers data it deems relevant, including the data in the independent reports prepared by FW Cook, and other peer data.
The stock options that have been granted to executive officers are service based and vest in equal annual installments over a three- or five-year period. Awards of restricted stock vest on the fourth or fifth anniversary of the date of grant if the executive officer remains employed by Horizon, Horizon Bank, or any of their affiliates.
The performance shares that are awarded become earned and vested based on the achievement of certain performance goals during a performance period as established by the Compensation Committee at the time of each grant (generally three years). The performance goals are based on a comparison of Horizon’s average performance over the performance period for the return on common equity, compounded annual growth rate of total assets, and return on average assets, all relative to the average performance for publicly traded banks with total assets between $1 billion and $5 billion on the SNL Bank Index for the same measures. Each of the three performance goals is weighted roughly equally (34% for return on common equity; 33% for compounded annual growth rate of total assets; and 33% for return on average assets). The payout received by the recipient is determined by whether Horizon achieves the performance goal at a threshold level (50th to 74th percentile relative to the comparative SNL group), a target level (75th to 84th percentile relative to the comparative SNL group), or a maximum level (greater than 84th percentile relative to the comparative SNL group). A performance share award recipient can receive 50% of the award if Horizon achieves the threshold, 100% of the award if Horizon achieves the target, and 125% of the award if Horizon achieves the maximum.
Qualified Retirement Plans
Horizon maintains two tax-qualified retirement plans, an Employee Stock Ownership Plan (“ESOP”) and an Employees’ Thrift Plan (“Thrift Plan”). Nearly all Horizon employees are eligible to participate in the ESOP. Horizon’s Board of Directors, in its discretion, determines Horizon’s contributions to the ESOP. The contributions may be made in the form of cash or common shares. Shares are allocated among participants each December 31 on the basis of each participant’s eligible compensation to total eligible compensation (a maximum of $275,000 per participant). Dividends on shares held by the plan, at the discretion of each participant, are either distributed to the participant or retained in the plan for the purchase of additional shares.
The Thrift Plan is a 401(k) plan in which all employees with the requisite hours of service are eligible to participate. The Thrift Plan permits voluntary employee contributions, and Horizon may make discretionary matching and profit sharing contributions. Each eligible employee is vested according to a schedule based upon years of service. Voluntary employee contributions are vested at all times, and Horizon’s discretionary contributions vest over a six-year period. Participants are eligible to receive matching contributions once they have attained age 21 and completed one year of service. Horizon, at its discretion, provides for matching contributions as follows: 100% for the first 2% of a participant’s deferral contribution and 50% for each additional percentage deferred up to a total deferral of 6% (a maximum of 4% matching contribution).
Post-Termination Compensation and Benefits
The employment agreements with Messrs. Dwight and Neff provide for the payment of compensation upon a change in control and certain other terminations of employment. Mr. Secor, Mr. Kuhn, and Ms. DeRuiter each have a change-in-control agreement with Horizon Bank. With the exception of Craig Dwight’s employment agreement and James Neff’s employment agreement, which is discussed in more detail in the Say on Pay discussion, below, all the change-in-control arrangements are based on a double trigger, meaning the mere occurrence of a change in control will not itself trigger the payments. Horizon believes these arrangements are necessary in order to attract and retain experienced and talented executive officers in Horizon’s industry, are comparable to arrangements offered by its industry peers, and are consistent with Horizon’s philosophy and compensation objectives. The agreements with the named executive officers are discussed in more detail below following the Summary Compensation Table and in the discussion of “Potential Payments Upon Termination or Change in Control.”
The Horizon Bancorp Supplemental Executive Retirement Plan (“Frozen SERP”), a nonqualified deferred compensation plan, was originally effective January 1, 1993, and was frozen effective December 31, 2004. The Frozen SERP provides certain management or highly compensated employees of Horizon and its affiliates with supplemental retirement benefits to help recompense those employees for benefits reduced under the Thrift Plan due to benefit limits imposed by the Code and to permit the deferral of additional compensation. The Frozen SERP is designed and administered to comply with Title I of the Employee Retirement Income Security Act of 1974 and to be exempt from the requirements of Internal Revenue Code Section 409A. The Frozen SERP is administered by the Compensation Committee. Prior to January 1, 2005, a participant in the Frozen SERP could elect each year to defer a percentage of the participant’s total cash compensation. Each year, the Compensation Committee, in its discretion, could elect to have Horizon match the amounts deferred by each participant under the Frozen SERP up to a maximum match of $25,000. The Compensation Committee could also make supplemental contributions in any amount determined by the Compensation Committee in its discretion.

Interest is credited on a participant’s deferred account balance in the Frozen SERP at the five-year U.S. Treasury Bond rate published in The Wall Street Journal and in effect as of the first business day of each calendar month, plus 200 basis points, but not to exceed 120% of the Applicable Federal Long-Term Rate for monthly compounding. Amounts deferred by participants vest immediately. The Compensation Committee can require forfeiture of matching and supplemental contributions if the participant has not completed the number of years of service specified by the Compensation Committee, except when the participant dies while still employed, is determined to be disabled or retires after reaching age sixty-five. Participants or their designated beneficiaries will begin to receive payments under the Frozen SERP within thirty days after the participant’s separation from service. Participants may elect lump sum or installment payments, or a combination of the two, subject to the provisions of the Frozen SERP.
The Frozen SERP was amended effective January 1, 2010, to permit a participant’s account assets to be invested in Horizon common shares, and amended effective December 19, 2017, to allow distributions under the Frozen SERP to be made in cash, Horizon common shares, or a combination of both. Participants in the Frozen SERP may change their investment election option once a year.
No additional amounts, except earnings, accrued to the named executive officers under the Frozen SERP for 2018.
Horizon adopted the Horizon Bancorp 2005 Supplemental Executive Retirement Plan (“2005 SERP”) to replace the Frozen SERP effective January 1, 2005. As with its predecessor, the 2005 SERP provides certain management or highly compensated employees of Horizon and its affiliates with supplemental retirement benefits to help recompense those employees for benefits reduced under the Thrift Plan due to benefit limits imposed by the Code and to permit the deferral of additional compensation. The 2005 SERP is also designed and administered to comply with Title I of the Employee Retirement Income Security Act of 1974 and Code Section 409A, and the 2005 SERP is administered by the Compensation Committee. A participant in the 2005 SERP may elect to defer a percentage of the participant’s total cash compensation each year. The 2005 SERP maximum deferral percentage is limited to 25%.
Each year, the Compensation Committee, in its discretion, may elect to have Horizon match the amounts deferred by each participant under the 2005 SERP up to a maximum match of $25,000 for years prior to 2017 and $35,000 for 2017 and beyond. The Compensation Committee may change the match limit prior to the beginning of any year. The Compensation Committee may also make supplemental contributions in any amount it determines in its discretion.
Interest is credited on a participant’s deferred account balance in the 2005 SERP at the five-year U.S. Treasury Bond rate published in The Wall Street Journal and in effect as of the first business day of each calendar month, plus 200 basis points, but not to exceed 120% of the Applicable Federal Long-Term Rate for monthly compounding. Amounts deferred by participants vest immediately. The Compensation Committee may require forfeiture of matching and supplemental contributions if the participant has not completed the number of years of service specified by the Compensation Committee, except when the participant dies while still employed, is determined to be disabled or retires after reaching age sixty-five. Participants may specify the date or event upon which they or their designated beneficiaries will begin to receive payment under the 2005 SERP and may elect lump sum or installment payments, or a combination of the two, subject to the provisions of the 2005 SERP.
In December 2009, the Board of Directors approved a second SERP investment alternative in the form of Horizon common shares. In December 2017, the 2005 SERP was amended to confirm that distributions can be made in cash, Horizon common shares, or a combination of both.
Participants in the 2005 SERP may change their investment election option once a year.
Horizon’s contributions allocated to the named executive officers under the 2005 SERP are included in the All Other Compensation column of the Summary Compensation Table appearing below.

Perquisites and Other Personal Benefits
Horizon provides minimal perquisites and other personal benefits to its executive officers. Mr. Dwight is provided with country club membership. The costs of the memberships are less than $10,000 per executive officer. No other perquisites or personal benefits are provided to executive officers.
Pay Ratio Disclosure
Horizon has determined the relationship of the annual total compensation of our employees and the annual total compensation of Craig M. Dwight, Horizon’s Chair of the Board and Chief Executive Officer. For 2018, our last completed fiscal year, (i) the median of the annual total compensation of all employees (other than Mr. Dwight) was $40,507.48; and (ii) the annual total compensation of Mr. Dwight, as reported in the Summary Compensation Table, included elsewhere in this Proxy Statement, was $1,123,370.
Based on this information, for 2018, the ratio of the annual total compensation of Mr. Dwight to the median of the annual total compensation of all employees was 27.7 to 1, or, in other words, Mr. Dwight’s annual total compensation was 27.7 times that of the median of the annual total compensation of all employees.
To identify the “median employee” of Horizon, we identified all full-time and part-time employees of Horizon as of December 31, 2018, excluding Mr. Dwight and leased employees or independent contractors. We then used the employees’ base salary (or wages and overtime for non-salaried employees) plus bonus, on a non-annualized basis for those employed for less than all of 2018, in order to determine annual cash compensation on a consistent basis, and then we ranked all the employees by compensation amount in order to identify the median employee. We believe the use of total cash compensation for all employees is a reasonable and consistently applied compensation measure because we do not widely distribute annual equity awards to employees and all employees participate in Horizon’s Thrift Plan and ESOP on an equal basis.
Once we identified the median employee, we computed the median employee’s annual total compensation for 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, which is the same methodology we use for our named executive officers as set forth in the Summary Compensation Table included in this Proxy Statement.
To determine Mr. Dwight’s annual total compensation, we used the amount reported in the “Total” column of the Summary Compensation Table included in this Proxy Statement.

Other Compensation and Compensation-Related Policies
Clawbacks:  Recovery of Incentive Compensation under the Dodd-Frank Act
Under the Dodd-Frank Act, companies listed on a national securities exchange must adopt a policy providing for the recovery of incentive-based compensation in the event of an accounting restatement based on erroneous data. Under such a policy, compensation would be recovered, or “clawed back,” from any current or former executive officer of the company who received the incentive-based compensation during the three years preceding the date on which the company is required to prepare the restatement. The amount to be recovered would be the excess of the amount that would have been paid to the executive officer under the restatement. Horizon Bank adopted a “claw back” policy in 2009, which covers each exempt employee with the title of Vice President or above or who is a commission-based employee. This policy will be revised as necessary and appropriate in the future if and when the SEC and NASDAQ adopt compensation claw back rules to implement the Dodd-Frank Act requirements, assuming that these portions of the Dodd-Frank Act remain in place given its disfavor with the current federal administration.
Anti-Hedging and Anti-Pledging
Horizon’s insider trading policy has historically identified many prohibited transactions for its directors, officers, employees, family members, and controlled entities, including hedging and monetization transactions and pledging shares of Horizon’s common stock, for which transactions special pre-clearance with a compliance officer was required. In December 2017, the Board of Directors adopted an even more aggressive stance with respect to these transactions, believing that hedging and pledging transactions could have the effect of diluting the risks and rewards of stock ownership in Horizon and could cause a director or executive officer to have different objectives from Horizon’s other shareholders.
First, the Board of Directors adopted a stand-alone anti-hedging policy (separate from the insider trading policy) that applies to all directors, executive officers, their family members and controlled entities, prohibiting them from purchasing financial instruments or engaging in activities that could reasonably be expected to have the effect of hedging or offsetting a decrease in the market value of any Horizon securities. There are no exceptions.
Also, the Board of Directors adopted a stand-alone anti-pledging policy (separate from the insider trading policy) that applies to the same group as the anti-hedging policy. All pledging, hypothecating or encumbering of Horizon securities as collateral for any indebtedness is prohibited, including pledging securities as collateral for margin accounts. However, the Corporate Governance and Nominating Committee of the Board of Directors may grant prior approval for a pledge of securities in limited circumstances for loans with a clear purpose for use of the proceeds and a well-defined and identifiable source of repayment. Horizon’s directors and executive officers have not requested any pledging of Horizon securities at this time.
Stock Ownership
As previously discussed, all of the named executive officers must comply with the Ownership Guidelines for stock ownership adopted by the Board of Directors. For additional details about the Ownership Guidelines, see the “Stock Ownership Guidelines” section above under the “Corporate Governance” heading.
Section 162(m)
Section 162(m) of the Internal Revenue Code was among the provisions that were amended pursuant to tax reform legislation that was signed into law in December 2017.  The prior version of Section 162(m) limited, in certain circumstances, the deductibility of compensation paid to certain individual executive officers of a public company to $1 million.  However, this deduction limitation did not apply to compensation that was “performance-based” under Section 162(m).

Under the tax laws in effect for 2018, as a result of The Tax Cuts and Jobs Act passed in December, 2017, Section 162(m) was modified to eliminate the performance-based compensation exception to the Section 162(m) $1 million deduction limitation, but included a transition rule with respect to compensation that is provided pursuant to a written binding contract in effect on November 2, 2017 and not materially modified after that date.  This amendment to Section 162(m) could have a material impact on how companies, including Horizon, structure executive compensation in the future.  Horizon intends to continue to grant stock options and restricted stock to its executive officers in 2019 and thereafter, although such grants will not be deductible to the extent the total compensation for each officer subject to the rules of Section 162(m) exceeds $1 million for the applicable year.  Pursuant to the transition rule referenced above, stock option and restricted stock awards that were granted prior to 2018 will generally still be eligible for treatment under the prior rules under Section 162(m) and will be deductible as performance-based compensation.    Although Horizon retains the discretion to award compensation that exceeds the limits in Section 162(m) of the Internal Revenue Code, the remuneration of its senior executive officers that applies toward the applicable $1 million limit remains under the limit.
          Horizon will continue to analyze the effects of Section 162(m) on its compensation programs, and will continue to monitor the regulations and any additional guidance that may be issued by the IRS.   In this regard, while the Board and Compensation Committee are mindful of the benefits of the full deductibility of our executive officer’s compensation, the Board and/or Compensation Committee may, in their judgment, authorize compensation payments that are not fully tax deductible if either believes that such payments are appropriate to attract and retain executive talent or meet other business objectives, in the best interests of Horizon and its shareholders
Executive Compensation Tables
The following tables provide information on the 2018 compensation for Horizon’s Chief Executive Officer, Chief Financial Officer, and the other three most highly compensated executive officers of Horizon and Horizon Bank. These five individuals are referred to as the “named executive officers.”
Summary Compensation Table for 2018
The table below provides information with respect to the total compensation earned by or paid to the named executive officers for 2018.
Name and	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Principal Position		($)(1)	($)(2)	($)(3)	($)(3)	($)(4)	($)(5)	($)
Craig M. Dwight	2018	540,000	N/A	200,000	50,000	310,500	62,995(6)	1,163,495
Chief Executive Officer	2017	525,000	N/A	199,989	50,000	270,375	58,475	1,103,839
	2016	455,000	N/A	80,000	80,000	245,700	44,610	905,310

Mark E. Secor	2018	282,880	N/A	56,576	14,144	106,080	55,495(7)	515,175
Chief Financial Officer	2017	272,000	N/A	54,403	13,598	102,000	46,966	488,967
	2016	253,420	N/A	31,678	31,678	101,368	44,087	462,231

James. D. Neff	2018	375,000	N/A	105,000	26,250	159,375	56,530(8)	722,155
President	2017	297,771	N/A	59,557	14,890	166,221	54,331	592,770
	2016	287,701	N/A	35,963	35,963	205,577	44,308	609,512

Kathie A. DeRuiter	2018	250,000	N/A	50,000	12,500	93,750	44,905(9)	451,155
Executive Vice President	2017	233,000	N/A	46,610	11,652	99,025	43,028	433,315
	2016	214,500	N/A	26,813	26,813	85,800	31,909	385,835

Dennis J. Kuhn	2018	250,000	N/A	50,000	12,500	68,750	48,432(10)	429,682
Executive Vice President	2017	223,807	3,602	43,367	10,839	44,761	31,818	358,194
	2016	210,978	400	26,372	26,372	51,426	30,604	346,152

1.	Includes salary amounts paid and salary amounts deferred by the individual named pursuant to Horizon’s Thrift Plan and the 2005 Supplemental Executive Retirement Plan (“SERP”).
2.
The amount reflects the dollar amount paid under Horizon’s holiday bonus plan, which is available to all employees with the exception of specified executive officers, including Messrs. Dwight, Secor, Neff and Kuhn and Ms. DeRuiter. Messrs. Dwight, Secor, Neff and Kuhn and Ms. DeRuiter are eligible to receive annual bonuses under the Executive Officer Bonus Plan, and if such bonuses are received for a given year, the SEC rules provide that they are to be reported in the Non-Equity Incentive Plan Compensation column of this table.

3.
The amounts in this column reflect the aggregate grant date fair value of option awards during the last three fiscal years in accordance with FASB ASC Topic 718. For a discussion of the assumptions used in the calculation of the option awards reported in this column, please see Note 22 of the Notes to Consolidated Financial Statements in Horizon’s 2018 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

4.
Messrs. Dwight, Secor, Neff and Kuhn and Ms. DeRuiter received payments under Horizon’s Executive Officer Bonus Plan. (For more information about the Bonus Plan see the discussion above in the Compensation Discussion and Analysis.)

5.	The individuals named in the table also received certain perquisites, but the incremental costs of providing the perquisites did not exceed the $10,000 disclosure threshold.
6.
Includes Horizon’s contribution of $5,966 under Horizon’s Employee Stock Ownership Plan and its matching contributions of $11,000 under the Thrift Plan, $35,000 under the SERP and $11,029 in dividends on performance and restricted stock.

7.
Includes Horizon’s contribution of $5,966 under Horizon’s Employee Stock Ownership Plan and its matching contributions of $11,000 under the Thrift Plan, $35,000 under the SERP and $3,529 in dividends on performance and restricted stock.

8.
Includes Horizon’s contribution of $5,966 under Horizon’s Employee Stock Ownership Plan and its matching contributions of $11,000 under the Thrift Plan, $35,000 under the SERP and $4,564 in dividends on performance and restricted stock.

9.
Includes Horizon’s contribution of $5,966 under Horizon’s Employee Stock Ownership Plan and its matching contributions of $11,000 under the Thrift Plan, $25,000 under the SERP and $2,938 in dividends on performance and restricted stock.

10.
Includes Horizon’s contribution of $5,035 under Horizon’s Employee Stock Ownership Plan and its matching contributions of $9,290 under the Thrift Plan, $31,250 under the SERP and $2,852 in dividends on performance and restricted stock.

As discussed above in the Compensation Discussion and Analysis, Horizon and Horizon Bank have entered into employment agreements with Mr. Dwight and Mr. Neff. Mr. Dwight’s agreement provides that Mr. Dwight will continue to serve as Horizon’s and Horizon Bank’s Chair of the Board and Chief Executive Officer for a term of three years. Mr. Neff’s agreement provides that he will continue to serve as Horizon’s and Horizon Bank’s President for a term of three years. The terms of each of the agreements will be extended for an additional one-year period beyond the then-effective expiration date on each annual anniversary of the date of the agreement until the year in which the executive officer reaches the age of 63, or until 2025 in the case of Mr. Neff, unless Horizon delivers notice to the executive officer within sixty days prior to the expiration of any one-year period that the term will not be extended.
Horizon may terminate Mr. Dwight’s or Mr. Neff’s employment immediately for “cause” and also may terminate their employment without cause upon not less than 30 days’ prior notice. Messrs. Dwight and Neff may terminate their employment for “good reason” or upon not less than 30 days’ prior notice without good reason. The definitions of “cause” and “good reason” specified in the employment agreements, along with other key provisions of the employment agreements, are summarized below under “Potential Payments Upon Termination or Change in Control.”
Messrs. Dwight’s and Neff’s agreements also include provisions that limit the aggregate amount of the payment to an amount that is otherwise deductible by Horizon for federal income tax purposes after application of Code Section 280G and that protect Horizon’s and Horizon Bank’s confidential business information and prohibit competition for specified periods. Mr. Dwight’s agreement prohibits him from competing against Horizon for a two-year period following the date of his termination, and Mr. Neff’s agreement prohibits him from competing against Horizon for a one-year period.
Grants of Plan-Based Awards
The following table presents additional information about non-equity incentive awards and long-term equity incentive awards granted to our named executive officers during 2018.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)
		Threshold ($)			Target ($)			Maximum ($)
Name	Grant Date	Short Term Goals	Long Term Goals	Total	Short Term Goals	Long Term Goals	Total	Short Term Goals	Long Term Goals	Total
Craig M. Dwight	March 20, 2018	$33,750	$33,750	$67,500	$135,000	$135,000	$270,000	$189,000	$189,000	$378,000
Mark E. Secor	March 20, 2018	8,840	8,840	17,680	49,504	49,504	99,008	77,792	77,792	155,584
James D. Neff	March 20, 2018	18,750	18,750	37,500	75,000	75,000	150,000	103,125	103,125	206,250
Kathie A. DeRuiter	March 20, 2018	6,250	6,250	12,500	37,500	37,500	75,000	68,750	68,750	137,500
Dennis J. Kuhn	March 20, 2018	6,250	6,250	12,500	37,500	37,500	75,000	68,750	68,750	137,500

		Estimated Future Payouts Under Equity Incentive Plan Award (2)			All Other Option Awards: Number of Securities	Exercise or Base	Grant Date Fair Value of Stock
		Threshold (#) 50% Payout	Target (#) 100% Payout	Maximum (#) 125% Payout	Underlying Options (#) (3)	Price of Option Awards ($/sh)	and Options Awards ($)(4)

Craig M. Dwight	March 20, 2018	4,973	9,946	12,433			$200,000
	March 20, 2018				8,629	$20.11	50,000
Mark E. Secor	March 20, 2018	1,406	2,812	3,515			56,576
	March 20, 2018				2,440	20.11	14,144
James D. Neff	March 20, 2018	2,611	5,221	6,526			105,000
	March 20, 2018				4,530	20.11	26,250
Kathie A. DeRuiter	March 20, 2018	1,243	2,485	3,106			50,000
	March 20, 2018				2,157	20.11	12,500
Dennis J. Kuhn	March 20, 2018	1,243	2,485	3,106			26,813
	March 20, 2018				2,157	20.11	26,813
1 The amounts represent the threshold, target and maximum annual incentive award estimated payouts for the January 1, 2018 – December 31, 2018 performance period. The actual 2018 payout is reported in the 2018 Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.
2 The amounts represent the threshold, target, and maximum share payouts under performance share awards for the January 1, 2018 – December 31, 2020 performance period. The performance share awards are designed to reward the achievement over a three-year performance period of certain performance goals, as described in the Compensation Discussion and Analysis above, under the caption “Long-Term Performance-Based Equity and/or Cash Incentive Program.” The target amount shown represents a 100% payout of the number of shares awarded when the target performance levels are achieved.
3 The amounts in this column represent options awarded under the 2013 Omnibus Plan during 2018.
4 The grant date fair value of stock and option awards has been computed in accordance with FASB ASC Topic 718.

The non-equity incentive awards were made to the named executive officers under the Executive Officer Bonus Plan. The long-term equity incentive awards were made under the 2013 Omnibus Plan and are described in more detail in the Compensation Discussion and Analysis above. The stock options that have been granted in 2018 to executive officers are service based and vest in equal annual installments over a three-year period.
The performance shares that were awarded in 2018 become earned and vested based on the achievement of certain performance goals during a three-year performance period from January 1, 2018 to December 31, 2020, established by the Compensation Committee at the time of the grant. The performance goals are based on a comparison of Horizon’s average performance over the performance period for the return on common equity, compounded annual growth rate of total assets, and return on average assets, all relative to the average performance for publicly traded banks with total assets between $1 billion and $5 billion on the SNL Bank Index for the same measures. Only banks that have reported year-end results by March 1st will be considered for comparison purposes. Each of the three performance goals is weighted roughly equally (34% for return on common equity; 33% for compounded annual growth rate of total assets; and 33% for return on average assets). The payout received by the recipient is determined by whether Horizon achieves the performance goal at a threshold level (50th to 74th percentile relative to the comparative SNL group), a target level (75th to 84th percentile relative to the comparative SNL group), or a maximum level (greater than 84th percentile relative to the comparative SNL group). A performance share award recipient can receive 50% of the award if Horizon achieves the threshold, 100% of the award if Horizon achieves the target, and 125% of the award if Horizon achieves the maximum.
The Compensation Committee has the discretion to make adjustments to the calculations when it deems it warranted due to non-core, non-recurring events and charges, such as those associated with acquisitions and acquisition-related accounting adjustments, but the Compensation Committee has not made any adjustments during 2018. Unless the Compensation Committee determines otherwise, the executive officers are entitled to receive all cash dividends which would have been paid with respect to the performance shares as if they had been actual shares.

Outstanding Equity Awards at Fiscal Year-End for 2018
The following table presents information on stock options, restricted stock, and performance shares held by the named executive officers on December 31, 2018.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Craig M. Dwight	-	10,291	N/A	10.38	March 15, 2026	29,582	$466,804	N/A	N/A
	3,443	6,887	N/A	16.76	March 21, 2027			N/A	N/A
	-	8,629	N/A	20.11	March 20, 2028			N/A	N/A
Mark E. Secor	3,738	-	N/A	10.59	March 17, 2025	9,109	143,740	N/A	N/A
	4,076	4,075	N/A	10.38	March 15, 2026			N/A	N/A
	936	1,873	N/A	16.76	March 21, 2027			N/A	N/A
	-	2,440	N/A	20.11	March 20, 2028			N/A	N/A
James D. Neff	-	4,627	N/A	10.38	March 15, 2026	12,237	193,100	N/A	N/A
	1,025	2,051	N/A	16.76	March 21, 2027			N/A	N/A
	-	4,530	N/A	20.11	March 20, 2028			N/A	N/A
Kathie A. DeRuiter	4,416	-	N/A	8.99	June 18, 2023	7,847	123,826	N/A	N/A
	3,894	-	N/A	9.87	March 18, 2024			N/A	N/A
	5,356	-	N/A	10.59	March 17, 2025			N/A	N/A
	6,898	3,449	N/A	10.38	March 15, 2026			N/A	N/A
	802	1,605	N/A	16.76	March 21, 2027			N/A	N/A
	-	2,157	N/A	20.11	March 20, 2028			N/A	N/A
Dennis J. Kuhn	17,250	-	N/A	4.45	May 17, 2020	7,611	120,102	N/A	N/A
	5,454	-	N/A	8.99	June 18, 2023			N/A	N/A
	4,807	-	N/A	9.87	March 18, 2024			N/A	N/A
	5,599	-	N/A	10.59	March 17, 2025			N/A	N/A
	6,786	3,393	N/A	10.38	March 15, 2026			N/A	N/A
	746	1,493	N/A	16.76	March 21, 2027			N/A	N/A
	-	2,157	N/A	20.11	March 20, 2028			N/A	N/A

1. All options have a ten-year life with pro-rata vesting over a three- or five-year period from the grant date.
2. The shares represented could not be acquired by the named executive officers as of December 31, 2018.
3. Consists of awards of performance shares.

Option Exercises and Stock Vested for 2018
The following table presents information on the exercise by named executive officers of stock options during 2018 and the shares of restricted stock and performance share awards held by named executive officers that vested during 2018. At December 31, 2018, performance share awards were not yet determinable for the performance period ended December 31, 2018. A detailed description of how performance shares are earned and vested appears above in the Compensation Discussion and Analysis.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Craig M. Dwight	17,080	$161,127	3,040	$61,134
Mark E. Secor	-	-	1,681	33,809
James D. Neff	8,869	99,761	1,909	38,394
Kathie A. DeRuiter	-	-	802	16,136
Dennis J. Kuhn	16,500	260,307	838	16,859

1 Amounts reflecting value realized upon exercise of options are based on the difference between the closing price for a share on the date of exercise and the exercise price for a share.

Nonqualified Deferred Compensation for 2018
The following table presents information on compensation deferred by and matching contributions for each of the named executive officers under either or both the Frozen SERP and 2005 SERP, which plans are discussed above in the Compensation Discussion and Analysis.
Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Craig M. Dwight	$70,000	$35,000	$66,697	$-	$1,978,554
Mark E. Secor	71,203	35,000	(35,817)	-	646,940
James D. Neff	81,183	35,000	(83,239)	-	1,438,254
Kathie A. DeRuiter	50,000	25,000	(28,090)	-	481,922
Dennis J. Kuhn	62,500	31,250	4,368	-	390,360

1 Executive contributions are included in the “Salary” column of the Summary Compensation Table and Registrant Contributions are included in the “All Other Compensation” column of the Summary Compensation Table.

Potential Payments Upon Termination or Change in Control
Horizon and Horizon Bank have agreements with the named executive officers and plans in which the named executive officers participate that provide for benefits upon the resignation, severance, retirement or other termination of the named executive officers.
Employment and Change-in-Control Agreements
The employment agreement with Mr. Dwight discussed above provides for certain payments and additional benefits to be paid to Mr. Dwight depending on the nature of any termination of the employment agreement. The circumstances that would entitle Mr. Dwight to additional payments and benefits include the following: (i) if Horizon terminates Mr. Dwight’s employment without cause; (ii) if Mr. Dwight terminates his employment with good reason; (iii) if Horizon terminates Mr. Dwight’s employment within six months following a change in control; (iv) if Mr. Dwight terminates his employment following a change in control because certain events occur impacting Mr. Dwight’s employment arrangement, such as reductions in duties, responsibilities, salary or benefits, or a required geographical relocation; and (v) if Mr. Dwight terminates his employment during a 30-day period beginning on a date six months following the date of a change in control. In any of these circumstances, Horizon will pay Mr. Dwight an amount equal to two times his then-current annual base salary plus his bonus for the previous two calendar years and will provide for Mr. Dwight to receive health and life insurance benefits for a two-year period, as well as reimbursement of up to $30,000 for expenses in searching for a new position.
The employment agreement with Mr. Neff discussed above provides that if Horizon terminates Mr. Neff’s employment without cause, or if Mr. Neff terminates his employment with good reason, Horizon will pay an amount equal to his then-current annual base salary, plus an amount equal to the average of his bonus for the prior two years. If Mr. Neff’s employment is terminated upon a change in control of Horizon (i) by Horizon, within six months following a change in control; (ii) by Mr. Neff following a change in control because certain events occur impacting his employment arrangements, such as reductions in duties, responsibilities, salary or benefits, or a required geographical relocation; and (iii) by Mr. Neff during a 30-day period beginning on a date six months following the date of a change in control, then Horizon will pay an amount equal to twice his then-current annual base salary, plus an amount equal to the average of his bonus for the past two years. If Mr. Neff’s employment were terminated for any of the preceding reasons, he would also be entitled to receive health and life insurance benefits for a one-year period as well as reimbursement of up to $20,000 for expenses in searching for a new position, subject to certain restrictions.
The definitions of the terms “cause,” “good reason,” and “change in control” are central to an understanding of the potential payments to the executive officers pursuant to their agreements. The definitions in the agreements are summarized in the following paragraphs.
Under Messrs. Dwight’s and Neff’s employment agreements, Horizon has “cause” to terminate the executive officer if he breaches any provision of the agreement, is prohibited from participating in the conduct of Horizon Bank’s affairs pursuant to an order issued under specified provisions of the Federal Deposit Insurance Act, or if he has engaged in any of the specific activities listed in the agreement, including the following:
•	an intentional act of fraud, embezzlement, theft or personal dishonesty;
•	willful misconduct;
•	breach of fiduciary duty involving personal profit in the course of the executive’s employment;
•	intentional wrongful damage to Horizon’s business or property, causing material harm to Horizon; or
•	gross negligence or insubordination in the performance of the executive’s duties, or the executive’s refusal or repeated failure to carry out lawful directives of the Board.
A termination by the executive officer is for “good reason” if we take any of the following actions without the executive’s prior written consent:
•	require the executive to move his office to a location more than 30 miles from his principal residence;
•
reduce the executive’s then-current annual base salary by a material amount, unless the reduction is part of an institution-wide reduction and proportionate to the reduction in the base salaries of all other Horizon executive officers;

•
remove the executive from participation in any incentive compensation or performance-based compensation plans, unless we terminate the participation of all of Horizon’s other executive officers in the plans;

•
reduce any material benefit plan or program or deprive the executive of any such benefit enjoyed by him, unless part of an institution-wide reduction and applied similarly to all of Horizon’s other executive officers;

•	assign the executive duties and responsibilities materially different from those normally associated with his position as described in the agreement;
•	materially reduce the executive’s responsibilities or authority (including reporting responsibilities) in connection with his employment;
•	materially reduce the executive’s secretarial or administrative support; or
•	breach any provision of the agreement.
A “change in control” would include any of the following events:
•
A merger, consolidation or similar transaction involving Horizon or Horizon Bank that results in the shareholders immediately prior to the transaction owning shares of the surviving or combined entity possessing voting rights equal to or less than 50 percent of the voting rights of all shareholders of such entity, determined on a fully diluted basis;

•	A sale, lease, exchange, transfer or other disposition of all or any substantial part of the consolidated assets of Horizon or Horizon Bank;
•
A tender, exchange, sale or other disposition (other than a disposition of the stock in connection with bankruptcy, insolvency, foreclosure, receivership or other similar transactions) or purchase (other than by Horizon, an employee benefit plan of Horizon or Horizon Bank, or members of Horizon’s or Horizon Bank’s Board of Directors) of shares representing more than 25 percent of the voting power of Horizon or Horizon Bank; or

•
During any period of two consecutive years, the individuals who constituted the Board of Directors as of the date of the executive’s agreement cease for any reason to constitute at least a majority of the Board’s members, unless the election of each director at the beginning of the period has been approved by directors representing at least a majority of the directors then in office.

A change in control will not occur, however, if (i) Horizon issues stock in a public offering; (ii) in connection with a transaction approved by a majority of shareholders or in which a majority of the shareholders (other than shareholders subject to Securities Exchange Act of 1934 Section 16(b)) have tendered their shares; or (iii) due to stock ownership by any Horizon employee benefit plan.
If Mr. Dwight’s or Mr. Neff’s employment had been terminated in connection with a change in control as of December 31, 2018, each would have been entitled to a severance amount and other benefits under his employment agreement in the following amounts: Mr. Dwight $1,719,448 and Mr. Neff $947,224. If Mr. Dwight’s or Mr. Neff’s employment had been terminated by Horizon without cause, or by the executive with good reason as of December 31, 2018, each would have been entitled to a severance amount and other benefits under his employment agreement in the following amounts: Mr. Dwight $1,719,448 and Mr. Neff $572,224. If Mr. Dwight’s or Mr. Neff’s employment had been terminated by Horizon with cause, by the executive without good reason or due to the executive’s death or disability, each executive, or his estate in the event of death, would have been entitled to the payment of vested or accrued amounts under incentive compensation and employee benefits plans and life insurance proceeds. Neither Mr. Dwight nor Mr. Neff was entitled to any benefits other than pursuant to life insurance policies as of December 31, 2018. Therefore, if Messrs. Dwight’s or Neff’s employment had terminated on December 31, 2018, the only amounts payable would have been life insurance and salary continuation proceeds in the amount of $800,000 for Mr. Dwight and $800,000 for Mr. Neff, or to each of their estates. These amounts exclude stock options and other equity plan awards that vest upon a change in control (and, in the case of stock options and time-based restricted stock, upon retirement, disability or death), which are discussed below in “Other Benefits Upon Termination or Change in Control.”
The other three named executive officers, Mr. Secor, Ms. DeRuiter, and Mr. Kuhn, are each party to a change in control agreement with Horizon Bank. Mr. Secor’s agreement, originally entered into on August 28, 2007, was amended effective as of January 1, 2009, to reflect the change in his title and responsibilities as of that date. Ms. DeRuiter’s agreement was entered into on September 20, 2016. Mr. Kuhn’s agreement was entered into on October 2, 2017. In each of these three agreements, the definition of “change in control” is the same as the definition described above for the employment agreements of Messrs. Dwight and Neff.
Mr. Secor’s, Ms. DeRuiter’s and Mr. Kuhn’s agreements provide that upon a change in control, a new one-year term of employment will commence for the executive officer at the same base salary that the executive officer was receiving at the time of the change in control and such salary may be increased but not reduced following the change in control. If Horizon had terminated the executive officer’s employment without “cause” or if the executive officer had terminated his or her employment without “good reason” immediately after a change in control, as of December 31, 2018, Mr. Secor would have been paid $282,800, Ms. DeRuiter would have been paid $250,000, and Mr. Kuhn would have been paid $250,000. These amounts exclude stock options and other equity plan awards that vest upon a change in control (and, in the case of stock options and time-based restricted stock, upon retirement, disability or death), which are discussed below in “Other Benefits Upon Termination or Change in Control.”
Under Mr. Secor’s, Ms. DeRuiter’s and Mr. Kuhn’s change in control agreements, “cause” is defined as: (i) personal dishonesty; (ii) incompetence; (iii) willful misconduct; (iv) willful violation of any law, rule, regulation or Horizon Bank policy or final cease-and-desist order (other than traffic violations or smaller offenses); (v) any removal and/or permanent prohibition from participating in the conduct of Horizon Bank’s or any affiliate’s affairs; or (v) any material breach of any term, condition or covenant of the change in control agreement.
Mr. Secor’s change in control agreement defines “good reason” as: (i) any action by Horizon Bank to remove him as Chief Financial Officer, except where Horizon Bank properly acts to remove him from such office for “cause”; (ii) any action by Horizon Bank to materially eliminate, limit, increase, or modify his duties and/or authority as Chief Financial Officer; (iii) any failure of Horizon Bank or Horizon to obtain the assumption of the obligation to perform the obligations under the change in control agreement by any successor company; or (iv) any intentional breach by Horizon Bank of a term, condition or covenant of the change in control agreement. Ms. DeRuiter’s and Mr. Kuhn’s change in control agreements define “good reason” as (i) any action by Horizon Bank to materially eliminate, limit, or reduce duties and/or authority from their current positions; or (ii) any material breach by Horizon Bank of a term, condition or covenant of the change in control agreement.
In the event of death during 2018, Mr. Secor’s estate would have been entitled to life insurance and salary continuation proceeds in the amount of $782,800, Ms. DeRuiter’s estate would have been entitled to life insurance and salary continuation proceeds in the amount of $750,000, and Mr. Kuhn’s estate would have been entitled to life insurance and salary continuation proceeds in the amount of $750,000.
If any of Messrs. Dwight, Neff, Secor, and Kuhn or Ms. DeRuiter qualifies as a “key employee” under Internal Revenue Code Section 409A at the time of their separation from service, Horizon may not make certain payments of nonqualified deferred compensation to them earlier than six months following the date of their separation from service (or, if earlier, the date of their death). Each of Messrs. Dwight, Neff, Secor, and Kuhn and Ms. DeRuiter currently is considered to be a “key employee.”
Other Benefits Upon Termination or Change in Control
In the event of a change in control of Horizon, the recipient of stock options, shares of restricted stock, and performance share awards granted to executive officers under the 2003 Omnibus Plan or the

2013 Omnibus Plan (collectively, “Omnibus Plans”) that are then outstanding and that either are not then exercisable or are subject to any restrictions will become immediately exercisable, and all restrictions will be removed, as of the first date that the change in control has been deemed to have occurred. Any performance criteria will be deemed to have been satisfied at the target level specified in the award. In addition, stock options and any time-based restricted stock granted to executive officers will be vested and fully exercisable as of the date of death, disability, or retirement of the executive officer.
The Omnibus Plans provide that a “change in control” will be deemed to have occurred if any of the following conditions or events occurs: (i) any merger, consolidation or similar transaction which involves Horizon and in which persons who are the shareholders of Horizon immediately prior to the transaction own, immediately after the transaction, shares of the surviving or combined entity which possess voting rights equal to or less than 50% of the voting rights of all shareholders of such entity, determined on a fully diluted basis; (ii) any sale, lease, exchange, transfer or other disposition of all or any substantial part of the consolidated assets of Horizon; (iii) any tender, exchange, sale or other disposition (other than disposition of the stock of Horizon or Horizon Bank in connection with bankruptcy, insolvency, foreclosure, receivership or other similar transactions) or purchase (other than purchases by Horizon or any Horizon sponsored employee benefit plan, or purchases by members of the Board of Directors of Horizon or any subsidiary) of shares which represent more than 25% of the voting power of Horizon or Horizon Bank; or (iv) during any period of two consecutive years, individuals who at the dates of the adoption of the Omnibus Plans constitute the Board cease for any reason to constitute at least a majority of the Board, unless the election of each director at the beginning of the period has been approved by directors representing at least a majority of the directors then in office.
The Omnibus Plans provide, however, that a change in control will not be deemed to have occurred (i) as a result of the issuance of stock by Horizon in connection with any public offering of its stock; (ii) with respect to any transaction unless such transaction has been approved or shares have been tendered by a majority of the shareholders who are not persons subject to liability under Section 16(b) of the Securities Exchange Act of 1934; or (iii) due to stock ownership by the Horizon Bancorp Employees’ Stock Ownership Plan Trust, which forms a part of the Horizon Bancorp Employees’ Stock Ownership Plan, the Horizon Bancorp Employee’s Thrift Plan Trust Agreement, which forms a part of the Horizon Bancorp Employee’s Thrift Plan, or any other employee benefit plan.
If a change in control had occurred as of December 31, 2018, the stock options, restricted stock and performance share awards granted to executive officers that were not previously vested would have become fully vested as of that date. The outstanding stock options and performance share awards for the executive officers are discussed in more detail in the discussion of Outstanding Equity Awards at Fiscal Year-End for 2018. The Omnibus Plans are discussed in more detail above in the Compensation Discussion and Analysis.

Compensation of Directors
The following table presents information about our compensation of members of the Board of Directors. Information on the compensation received by Mr. Dwight, who is a named executive officer, is included in the Summary Compensation Table above. Mr. Dwight does not receive any additional compensation for service on the Board of Directors.
Director Compensation for 2018
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Susan D. Aaron	$40,017	$24,983	N/A	N/A	$-	$-	$65,000
Eric P. Blackhurst	35,017	24,983	N/A	N/A	-	-	60,000
Lawrence E. Burnell	39,017	24,983	N/A	N/A	-	-	64,000
James B. Dworkin	37,017	24,983	N/A	N/A	-	-	62,000
Daniel F. Hopp	45,017	24,983	N/A	N/A	-	-	70,000
Michele M. Magnuson	35,017	24,983	N/A	N/A	-	-	60,000
Larry N. Middleton	37,017	24,983	N/A	N/A	-	-	62,000
Peter L. Pairitz	37,017	24,983	N/A	N/A	-	-	62,000
Steven W. Reed	43,017	24,983	N/A	N/A	-	-	68,000
Spero W. Valavanis	37,017	24,983	N/A	N/A	-	-	62,000
Maurice F. Winkler, III	25,000	-	N/A	N/A	-	-	25,000

Horizon paid each of its non-employee directors a cash retainer of $35,000 and a retainer in common shares equal in value to $25,000 for their services in 2018. Active employees of Horizon and/or Horizon Bank receive no separate compensation for their services as directors, including Mr. Neff who serves on the Board of Directors of Horizon Bank. The Chair of the Compensation Committee receives an additional $5,000, the Chair of the Corporate Governance and Nominating Committee receives an additional $2,000, the Chair of the Enterprise Risk Management and Credit Policy Committee receives an additional $4,000, the Chair of the Audit Committee receives an additional $8,000 and the Chairs of the Asset Liability Committee and Trust Committee receive an additional $2,000. The Lead Director receives an additional fee of $10,000. Directors do not receive additional compensation for attending meetings of committees of the Board or for special assignments or meetings.
In April 2012, the Board adopted Ownership Guidelines that require each independent director to maintain ownership of common shares having a value equal to at least three times their annual retainer. The Ownership Guidelines are discussed above in the “Stock Ownership Guidelines” section under “Corporate Governance.” All of the members of the Horizon Board of Directors also serve as directors of Horizon Bank, which is an Indiana state bank. All of the directors satisfy the Ownership Guidelines.
Horizon sponsors a Directors’ Deferred Compensation Plan, which allows non-employee directors of Horizon and Horizon Bank to elect to defer the receipt of fees for their services. Earnings on fees deferred under the plan are based on the five-year Treasury rate plus 200 basis points but not to exceed 120% of the Applicable Federal Long-Term Rate for monthly compounding. The deferred fees may be invested in Horizon common shares. Distributions of deferred fees are made to participants or their beneficiaries in a lump sum or annual installments, or in Horizon common shares, upon death or disability of the participants or as designated by participants. Participants have no rights to amounts deferred other than rights as general creditors of Horizon.

Report of the Audit Committee
This report is being provided to inform shareholders of the Audit Committee’s oversight with respect to Horizon’s financial reporting.
Review with Management and Independent Auditors
The Audit Committee has reviewed and discussed with management the audited financial statements for the year ended December 31, 2018. In addition, the Audit Committee has discussed with BKD, LLP all communications required by generally accepted auditing standards, including the matters required to be discussed by the Statement of Auditing Standards No. 16, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board.
The Audit Committee has received the written disclosures and the letter from BKD, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding BKD, LLP’s communications with the Audit Committee concerning independence, and has discussed with BKD, LLP their independence.
Conclusion
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2018, to be filed with the Securities and Exchange Commission.
Steven W. Reed, Chair
James B. Dworkin
Larry N. Middleton
Lawrence E. Burnell

Common Share Ownership of Management and Certain Beneficial Owners
Security Ownership of Management
The following table sets forth the number and percent of common shares beneficially owned by the directors, the executive officers named in the Summary Compensation Table, and all directors and executive officers as a group as of January 1, 2019. On that date, 38,375,407 Horizon common shares were issued and outstanding. Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Horizon Bancorp, Inc. 515 Franklin Street, Michigan City, Indiana 46360.

Name	Shares Beneficially Owned(1)		Percentage
Directors:
Susan D. Aaron	59,744	(2)	*
Eric P. Blackhurst	9,199	(3)	*
Lawrence E. Burnell	36,916	(4)	*
Craig M. Dwight	410,080	(5)	1.1%
James B. Dworkin	34,238	(6)	*
Daniel F. Hopp	68,388	(7)	*
Michele M. Magnuson	60,241	(8)	*
Larry N. Middleton	70,713	(9)	*
Peter L. Pairitz	204,005	(10)	*
Steven W. Reed	21,197	(11)	*
Spero W. Valavanis	63,700	(12)	*

Name	Shares Beneficially Owned(1)		Percentage
Named Executive Officers:
Kathie A. DeRuiter	85,647	(13)	*
Dennis J. Kuhn	48,355	(14)	*
James D. Neff	320,346	(15)	*
Mark E. Secor	56,228	(16)	*
All Directors and Executive Officers as a Group (15 Persons):	1,548,997	(17)	4.0%
*Beneficial ownership is less than one percent.
1.
The information shown regarding shares beneficially owned is based upon information furnished to Horizon by the individuals listed. The nature of beneficial ownership, unless otherwise noted, represents sole voting or investment power. Stock options that vested on or before March 1, 2019, are included in the number of shares beneficially owned.

2.	All of the shares are owned directly by Ms. Aaron and held in her revocable living trust.
3.	All of the shares are owned directly by Mr. Blackhurst.
4.	Consists of 13,366 shares owned directly by Mr. Burnell and 23,550 shares held by a trust for which Mr. Burnell is the grantor and serves as trustee.
5.
Consists of 3,443 vested stock options, 154 shares owned directly by Mr. Dwight, 223,339 shares owned jointly by Mr. Dwight and his spouse, 142,604 shares held by the ESOP, and 40,540 shares held by the Thrift Plan.

6.	Consists of 3,225 shares owned directly by Mr. Dworkin and 31,013 shares owned jointly by Mr. Dworkin and his spouse.
7.	Consists of 34,936 shares owned directly by Mr. Hopp and 33,452 shares held by a trust for which Mr. Hopp is the grantor and serves as trustee.
8.	Consists of 18,138 shares held by an IRA and 42,103 shares held by a trust for which Ms. Magnuson is the grantor and serves as trustee.
9.	Consists of 5,950 shares owned directly by Mr. Middleton, 62,943 shares held by a trust for which Mr. Middleton is the grantor and serves as trustee and 1,820 shares owned by his spouse.
10.	All of the shares are owned directly by Mr. Pairitz.
11.	All of the shares are owned directly by Mr. Reed.
12.	All of the shares are owned directly by Mr. Valavanis.
13.	Consists of 29,382 shares held by the ESOP by Ms. DeRuiter; 19,994 shares held by the Thrift Plan, 21,366 vested stock options and 14,905 shares held in the 2005 SERP.
14.	Consists of 3,552 shares held by the ESOP by Mr. Kuhn; 1,610 shares held by the Thrift Plan, 40,642 vested stock options and 2,551 shares held in the 2005 SERP.
15.	Consists of 248,521 shares owned directly by Mr. Neff, 45,057 shares held in the 2005 SERP, 10,455 shares held by the ESOP, 15,288 shares held by the Thrift Plan and 1,025 vested stock options.
16.	Consists of 5,884 shares owned directly by Mr. Secor, 7,887 shares held by the ESOP, 14,273 shares held by the Thrift Plan, 19,434 shares held in the 2005 SERP and 8,750 vested stock options.
17.
Includes 75,226 shares covered by stock options and 453,156 shares as to which voting and investment powers are shared by members of the group with their spouses or other family members or held by trusts.

Security Ownership of Certain Beneficial Owners
Based upon and in reliance on ownership information provided in Schedule 13G filings made with the SEC, the only shareholder or group of shareholders beneficially owning more than 5% of the outstanding Horizon common shares was BlackRock, Inc., 55 East 52nd Street, New York, NY 10055. In a Schedule 13G filed on February 7, 2019, BlackRock, Inc. reported beneficial ownership of 2,264,359 Horizon common shares, representing 5.9% of the outstanding Horizon common shares.
Certain Business Relationships and Transactions
In accordance with our Corporate Governance and Nominating Committee Charter and NASDAQ requirements, during 2018 the Corporate Governance and Nominating Committee was responsible for reviewing and approving the terms and conditions of all related person transactions. Horizon’s Amended and Restated Articles of Incorporation provided the procedures for the Board to follow in approving or ratifying transactions with Horizon in which a director has a direct or indirect interest. The Articles provide that such transactions will be approved or ratified upon the affirmative vote of a majority of the directors on the Board or a Board committee who do not have a direct or indirect interest in the transaction or by a vote of the shareholders. Horizon’s Code of Ethics for Executive Officers and Directors and the Advisor Code of Conduct for Horizon and Horizon Bank provide the policies and procedures for the review and approval or ratification of conflict of interest transactions. Any situations involving potential conflicts of interest involving an executive officer, director, or member of his or her family, if material, are to be reported and discussed with the Code of Ethics contact person. For executive officers, the contact person is the Chief Executive Officer, or if the executive officer believes it more appropriate, the Chair of the Corporate Governance and Nominating Committee or the Lead Director. For the Chief Executive Officer and directors, the contact person is the Chair of the Corporate Governance and Nominating Committee or the Lead Director.
Directors and executive officers of Horizon and their associates were customers of, and had transactions with, Horizon Bank in the ordinary course of business during 2018. Horizon expects that comparable transactions will occur in the future. These transactions were made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with unrelated third parties. In the opinion of Horizon’s management, these transactions did not involve more than normal risk of collectability or present other unfavorable features. Loans made to directors and executive officers are in compliance with federal banking regulations and are thereby exempt from insider loan prohibitions included in the Sarbanes-Oxley Act of 2002.
Proposal 2
Advisory Vote to Approve Executive Compensation
Background of the Proposal
This proposal provides Horizon’s shareholders with the opportunity to cast an advisory vote to approve Horizon’s executive compensation. As in recent years, we are providing you with an opportunity to vote, in an advisory capacity, on Horizon’s executive compensation. This proposal is included in compliance with Section 14A of the Securities Exchange Act of 1934.
Executive Compensation
Horizon believes that its compensation is focused on principles that are strongly aligned with the long-term interests of its shareholders. We believe that both Horizon and our shareholders benefit from our compensation policies and practices. The proposal described below, commonly known as a “say-on-pay” proposal, gives you, as a shareholder, the opportunity to endorse or not endorse our executive compensation program for named executive officers described in this Proxy Statement. At the Annual Meeting held in 2018, shareholders approved the compensation of Horizon’s named executive officers, with 68.8% of the shares actually voted on the proposal (excluding abstentions) being voted in favor of the compensation arrangements, dropping from approval consistently over 90% in prior years. The drop in approval percentage is discussed more thoroughly below.
As described above in the Compensation Discussion and Analysis section of this Proxy Statement, a main objective of our executive compensation program is to align a significant portion of each executive officer’s total compensation with Horizon’s annual and long-term performance and with the interests of our shareholders. A second, related objective of the executive compensation program is to attract and retain experienced, highly qualified executives so as to enhance Horizon’s long-term success and shareholder value. The Board of Directors believes that Horizon’s compensation policies and procedures achieve these objectives.
The following chart compares the change in market price of Horizon’s stock to that of other publicly traded banks in Indiana and Michigan over the past five years.

Relative Price Performance
Horizon Bancorp, Inc.
Indiana Banks
Michigan Banks
Index Value
250
200
150
100
50
0
12/31/13
12/31/14
12/31/15
12/31/16
12/31/17
12/31/18

Index	December 31 2013	December 31 2014	December 31 2015	December 31 2016	December 31 2017	December 31 2018
Horizon Bancorp, Inc.	100,000	103.20	110.38	165.81	164.63	140.17
Indiana Banks(1)	100,000	107.28	120.35	166.55	198.53	158.44
Michigan Banks(1)	100,000	106.72	119.68	142.56	159.50	84.42

(1) excludes merger targets
Source: S&P Global Market Intelligence

During 2018, Horizon’s Compensation Committee met with Horizon’s Risk Manager to review Horizon’s executive officer incentive compensation program for any features that may incentivize undue risk taking. The participants in this meeting concluded that Horizon’s incentive compensation plans have several features that help mitigate the possibility that executive officers will take undue risks. These features include the following:
•	The Compensation Committee may unilaterally amend, modify, or cancel the plans at any time at their sole discretion.
•
Named executive officer bonuses will only be paid if Horizon achieves a minimum net income level that is more than sufficient to cover fixed costs and dividends at the holding company. This minimum net income level supports the concept that the shareholders are paid first and ahead of executive officer bonuses.

•	Executive officers will only be paid bonuses if they are in good standing with Horizon and not under a performance warning, suspension, or individual regulatory sanction.
•	The Committee or its designee is to review and approve all executive officer bonuses prior to payment.
•	Bonuses are subject to receipt of an unqualified opinion by Horizon’s independent accountants on its most current year-end financial statements.
•	Incentive compensation may be “clawed back” pursuant to a Horizon Bank policy as discussed above under the heading “Recovery of Incentive Compensation under the Dodd-Frank Act.”
In addition, based on information from FW Cook, Horizon’s compensation consultants, and other sources, we believe our compensation levels for our executive officers are within acceptable ranges based on our performance relative to our peer group.
Response to Low “Say-on-Pay” Approval Vote
At the Annual Shareholder Meeting held in May 2018, Horizon received 68.8% shareholder support for our say-on-pay proposal. The Board of Directors, the Compensation Committee and management were disappointed not to receive stronger support for our say-on-pay proposal in light of our prior favorable say-on-pay votes in 2017, 2016, and 2015 at 95%, 95%, and 94% respectively. Our Company remains committed to engaging with our shareholders and to apply best practices as it relates to executive compensation, and we believe our historical say-on-pay votes exemplify our efforts.
In 2018, Institutional Shareholder Services (“ISS”) recommended a “no” vote on Horizon’s say-on-pay proposal that appeared to have been driven by amending an existing employment contract with Mr. Neff upon his promotion to President of Horizon and Horizon Bank. The agreement included a modified single trigger for payment of his severance upon a change in control as a legacy provision, meaning the agreement continued to include, and did not alter, the severance rights granted to Mr. Neff in his initial employment agreement in 2011.
ISS recommends that agreements include only a double trigger provision for a change in control payout. Because the provision was a material, legacy element of Mr. Neff’s employment arrangement as it existed for over six years, the Compensation Committee retained the provision. Horizon had already established a practice of using double trigger provisions for all new agreements, and the Change in Control agreements for all other officers entered into after 2015 include double trigger provisions.
In addition, Horizon’s Chair and Chief Financial Officer met numerous times with outside shareholders at investor meetings during the year in person and spoke with shareholders on the telephone throughout the year. These included one on one meetings or telephone calls with individual shareholders. During these meetings Horizon’s Chair and Chief Financial Officer regularly asked the shareholders opinions on Horizon’s executive compensation, including the modified single trigger provision in Mr. Neff’s employment agreement, and, to Horizon’s best knowledge and belief, no shareholder expressed any concerns with Horizon’s executive compensation programs or with Mr. Neff’s employment agreement. In addition, the shareholders that addressed the double trigger provisions in these meetings, to Horizon’s best knowledge and belief, were comfortable with the Compensation Committee’s commitment to include double trigger change in control agreements for all future agreements.
The Compensation Committee reviews the results of the annual vote on the say-on-pay proposal and determines whether to make any adjustments to the Company’s executive compensation policies and practices. In light of the 2018 say-on-pay vote and consistent with its continuous review of compensation best practices, the Compensation Committee has again confirmed its commitment to issue only double trigger change in control agreements going forward. This policy adds to our already robust performance-

based compensation system with key compensation governance attributes that provide significant protection to our shareholders. These include the following:

Summary of Horizon’s Compensation Governance Key Attributes

What We Do		What We Do Not Do
•	Consult an independent executive compensation consultant	•	No gross-up provisions on executive payouts
•	Clawback policy for all executive officers	•	No excessive perquisites to executive officers
•	Stock ownership guidelines for directors and executive officers	•	No severance multipliers in excess of 2x compensation
•	To protect shareholders, the Compensation Committee may unilaterally amend, modify or cancel executive incentive compensation plans at anytime	•	No hedging or pledging of Company stock
•
Named executive officer bonuses will only be paid if Horizon achieves a minimum net income level that is more than sufficient to cover fixed costs and dividends at the holding company level. This minimum net income level supports the concept that the shareholders are paid first and ahead of executive officer’s incentive compensation.
		•	No option repricing or option backdating
•	Executive officers will be paid bonuses only if they are in good standing with Horizon and are not under a performance warning, suspension, or individual regulatory sanctions.	•	No guarantee salary increase or bonus
•	The Compensation Committee or its designee is to review and approve all executive officer bonuses prior to payment.
•	Bonuses are subject to receipt of an unqualified opinion by Horizon’s independent accountants on its most current year-end financial statements.

Shareholders are encouraged to carefully review the “Compensation Discussion and Analysis” and “Executive Compensation Tables” sections of this Proxy Statement for a detailed discussion of Horizon’s executive compensation program.
This Proposal 2 gives our shareholders the opportunity to endorse or not endorse Horizon’s overall executive compensation program and policies as reflected in the Compensation Discussion and Analysis, the disclosures regarding named executive officer compensation provided in the various tables included in this Proxy Statement, the accompanying narrative disclosures, and the other compensation information provided in this Proxy Statement. The vote is advisory, which means that the vote is not binding on Horizon, our Board of Directors, or the Compensation Committee of the Board of Directors. However, the Board of Directors and the Compensation Committee value the opinion of our shareholders and will consider the outcome of this vote when considering executive compensation arrangements.
At the 2018 Annual Meeting, Horizon provided shareholders with the opportunity to vote on the frequency of future say-on-pay advisory votes. The Board of Directors recommended that the advisory say-on-pay vote be held on an annual basis, and 92% of the shares that were voted on the matter (excluding abstentions) were cast in favor of an annual vote. Accordingly, the Board of Directors has included an advisory say-on-pay vote at each Annual Meeting held thereafter, and has directed that this advisory say-on-pay vote be included for the 2019 Annual Meeting.
Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:
“RESOLVED, that the shareholders of Horizon Bancorp, Inc. approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Horizon Bancorp, Inc.’s Proxy Statement for the 2019 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2018 Summary Compensation Table and the other related tables and disclosure.”
Approval of this Proposal 2 requires that the number of votes cast in favor of the proposal exceed the number of votes cast against the proposal. Because this shareholder vote is advisory, it will not be binding upon the Board of Directors.
The Board of Directors unanimously recommends a vote “FOR” approval of the compensation of our named executive officers as disclosed in this Proxy Statement. (Item 2 on the Proxy Card)

Proposal 3
Ratification of Appointment of Independent Auditors
BKD, LLP served as Horizon’s independent auditors for 2017 and 2018. Upon the recommendation of the Audit Committee, the Board of Directors has selected BKD, LLP as Horizon’s independent auditors for 2019. BKD, LLP has served as Horizon’s independent auditors since 1998. Shareholder ratification of the appointment of the independent auditors is not required by law, but the Audit Committee has proposed and recommended the submission of the appointment of BKD, LLP to the shareholders to give the shareholders input into the designation of the auditors.
Ratification of the appointment of Horizon’s independent auditor requires that more shares be voted in favor of the proposal than against the proposal. If the shareholders do not ratify the selection of BKD, LLP, the Audit Committee may reconsider its selection of BKD, LLP as independent auditors. Even if this proposal to ratify the auditors is approved, the Audit Committee, in its discretion, may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of Horizon or its shareholders.
Representatives of BKD, LLP are expected to be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.
The Audit Committee of the Board of Directors recommends that shareholders vote “FOR” the ratification of the appointment of BKD, LLP as Horizon’s independent auditors for 2019.
(Item 3 on the Proxy Card).

Auditor Fees and Services
BKD, LLP served as Horizon’s independent auditors for 2017 and 2018. The services performed by BKD, LLP in this capacity included conducting an examination in accordance with generally accepted auditing standards of, and expressing an opinion on, Horizon’s consolidated financial statements. The Board of Directors has selected BKD, LLP as the independent public accountants for 2019 and is seeking shareholder ratification at the Annual Meeting.

Audit Fees
BKD, LLP’s fees for professional services rendered in connection with the audit and review of Forms 10-Q and all other SEC regulatory filings were $269,700 for 2017 and $312,400 for 2018.
Audit-Related Fees
BKD, LLP’s audit-related fees were $96,393 for 2017 and $107,136 for 2018. These fees related to accounting consultations and consent procedures performed in conjunction with Horizon’s acquisition of Lafayette Community Bancorp and Wolverine Bancorp, Inc. in 2017, and the filing of other registration statements in both 2017 and 2018.
Tax Fees
BKD, LLP’s fees for tax services were $21,875 for 2017 and $67,232 for 2018.
All Other Fees
BKD, LLP’s other fees were $31,848 for 2018. These fees related to data analytics services.  No other fees were paid to BKD, LLP for 2017.
Board of Directors Pre-Approval
Horizon’s Audit Committee formally adopted resolutions pre-approving the engagement of BKD LLP to act as our independent auditor for the fiscal year ending December 31, 2019. The Audit Committee has not adopted pre-approval policies and procedures in accordance with paragraph (c)(7)(i) of Rule 2-01 of Regulation S-X, because it anticipates that, in the future, the engagement of BKD LLP will be pre-approved by the Audit Committee. All audit-related fees and fees for tax services for 2017 and 2018 were pre-approved by the Audit Committee. Horizon’s independent auditors performed all work described above with their respective full-time, permanent employees.
Section 16(a) Beneficial Ownership Reporting Compliance
Executive officers and directors of Horizon and owners of more than 10% of the common shares are required to file reports of their ownership and changes in their ownership of common shares with the SEC. Copies of these reports also must be furnished to Horizon. Based solely upon a review of copies furnished to Horizon through the date of this Proxy Statement or written representations that no reports were required, Horizon believes that its executive officers, directors and 10% shareholders complied with the 2018 filing requirements.
Shareholder Proposals for 2020 Annual Meeting
Any shareholder who wishes to have a proposal considered for inclusion in Horizon’s Proxy Statement for the 2020 Annual Meeting of Shareholders under Rule 14a-8 of the Securities Exchange Act of 1934 must submit the proposal in writing so that Horizon receives it by November 14, 2019, which date is not less than 120 calendar days before the anniversary date of the release of this Proxy Statement relating to Horizon’s 2019 Annual Meeting. Proposals should be addressed to Horizon’s Secretary, 515 Franklin Street, Michigan City, Indiana 46360. If notice of any other shareholder proposal intended to be presented at the 2020 Annual Meeting is not received by Horizon on or before November 14, 2019, the proxy solicited by the Board for use in connection with that meeting may confer authority on the proxies to vote in their discretion on such proposal, without any discussion in Horizon’s proxy statement for that meeting of either the proposal or how such proxies intend to exercise their voting discretion.
Horizon’s Amended and Restated Bylaws also provide that a shareholder wishing to nominate a candidate for election as a director or to have any other matter considered by the shareholders at the Annual Meeting must give Horizon written notice of the nomination not fewer than 120 days in advance of the anniversary of the date that Horizon’s proxy statement was released to shareholders in connection with the previous year’s Annual Meeting. This Proxy Statement is anticipated to be filed with the SEC on March 15, 2019, with Notice of Internet Availability mailed to shareholders on March 15, 2019, which means that the nomination or proposal cut-off date for the 2020 Annual Meeting is November 14, 2019. Shareholder nominations must include the detailed information about the nominee required by the Amended and Restated Bylaws and also must comply with the other requirements set forth in the Amended and Restated Bylaws. Proposals to bring other matters before the shareholders must include a brief description of the proposal and the other information required by the Amended and Restated Bylaws. Copies of the Amended and Restated Bylaws are available to shareholders from Horizon’s Secretary free of charge upon request or from the SEC’s website at www.sec.gov.
Other Matters
Management knows of no matters, other than those reported above, that are to be brought before the Annual Meeting. The enclosed proxy confers discretionary authority on the proxies to vote on any other business that may properly come before the Annual Meeting. It is the intention of the persons named in the proxy to vote in their discretion on any such matter.
To the extent information in this Proxy Statement rests peculiarly within the knowledge of persons other than Horizon, Horizon has relied upon information furnished by others for the accuracy and completeness of the information.
We urge you to complete, date, and sign the proxy and return it promptly in the enclosed envelope.
Todd A. Etzler
Secretary
Michigan City, Indiana
March 15, 2019

Availability of Form 10-K
A copy of Horizon’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission (“SEC”) is available to shareholders without charge, upon written request to Dona Lucker, Shareholder Relations, at 515 Franklin Street, Michigan City, Indiana 46360. The Form 10-K, the other proxy materials and other SEC filings also are available on the Internet at www.investorvote.com/hbnc and online in the SEC’s EDGAR database at http://www.sec.gov.

Horizon Bancorp, Inc.

VOTE

C123456789

000004

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

ENDORSEMENT_LINE______________ SACKPACK_______________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 11:59 p.m., Eastern Standard Time, on May 1, 2019.

Online
Go to **www.investorvote.com/HBNC** or scan the QR code – login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/HBNC

Using a **black ink** pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. [X]

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals – The Board recommends a vote FOR all director nominees and FOR Proposals 2 and 3.

1. Election of Directors
Nominees:

Nominee	For	Withhold
01 - Susan D. Aaron	☐	☐
02 - Eric P. Blackhurst	☐	☐
03 - Craig M. Dwight	☐	☐

Proposal	For	Against	Abstain
2. Advisory vote to approve executive compensation	☐	☐	☐
3. Ratification of appointment of BKD, LLP as independent auditors.	☐	☐	☐

4. In their discretion, on such other business as may be properly brought before the Annual Meeting or any adjournment of the Annual Meeting.

B Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /		

C 1234567890 JNT
32DV 410012

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

02ZP9A

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/HBNC

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Revocable Proxy – Horizon Bancorp, Inc.

+

Proxy Solicited by Board of Directors for Annual Meeting

James D. Neff, Mark E. Secor, and Kathie DeRuiter, or any of them, each with the power of substitution, are hereby appointed as Proxies and authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Horizon Bancorp, Inc. to be held on Thursday, May 2, 2019, at 10:00 a.m. (local time) or at any postponement or adjournment thereof.

Your vote is very important!

Shares represented by a properly executed proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all director nominees and FOR Proposals 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

ANNUAL MEETING MATERIALS ARE AVAILABLE ON-LINE AT: http://www.investorvote.com/HBNC

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.	Meeting Attendance
		Mark box to the right if you plan to attend the Annual Meeting. ☐

+